Filed pursuant to Rule 424(b)(3)
Registration No.: 333-253605
333-253605-1

The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 15, 2023

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated May 15, 2023)

Pfizer Investment Enterprises Pte. Ltd.

(UEN 202315648E)

(incorporated as a private company limited by shares under the laws of the Republic of Singapore)

Guaranteed on a senior unsecured basis by Pfizer Inc.

$                % NOTES DUE 2025

$                % NOTES DUE 2026

$                % NOTES DUE 2028

$                % NOTES DUE 2030

$                % NOTES DUE 2033

$                % NOTES DUE 2043

$                % NOTES DUE 2053

$                % NOTES DUE 2063

The 2025 notes (the “2025 notes”) will mature on                , 2025, the 2026 notes (the “2026 notes”) will mature on                , 2026, the 2028 notes (the “2028 notes”) will mature on                , 2028, the 2030 notes (the “2030 notes”) will mature on                , 2030, the 2033 notes (the “2033 notes”) will mature on                , 2033, the 2043 notes (the “2043 notes”) will mature on                , 2043, the 2053 notes (the “2053 notes”) will mature on                , 2053 and the 2063 notes (the “2063 notes”) will mature on                , 2063. The 2025 notes, the 2026 notes, the 2028 notes, the 2030 notes, the 2033 notes, the 2043 notes, the 2053 notes and the 2063 notes are referred to collectively as the “notes.” The notes will be Pfizer Investment Enterprises Pte. Ltd.’s (the “Issuer”) unsecured and unsubordinated debt obligations, will not have the benefit of any sinking fund and will be fully and unconditionally guaranteed (the “note guarantee”), on a senior unsecured basis by Pfizer Inc., the Issuer’s parent company (the “Parent”). The notes and the note guarantee will rank equally in right of payment with all of the Issuer’s and the Parent’s other unsubordinated indebtedness, respectively, from time to time outstanding. Interest on the notes for each series will be payable semi-annually in arrears on              and             of each year, beginning on             , 2023. The notes are redeemable in whole, or in part, at the Issuer’s option at the redemption prices set forth in this prospectus supplement. In addition, the Issuer may redeem the notes in whole, but not in part, at any time in the event of certain developments affecting taxation. See “Description of Notes—Optional Redemption; Redemption for Tax Reasons; No Sinking Fund.” The indenture (as defined herein) and the notes will be governed by the laws of the State of New York.

This offering is part of the financing for our proposed acquisition of Seagen Inc. (“Seagen”), which is referred to as the “Merger.” The Merger has not been completed as of the date of this prospectus supplement. We currently expect the Merger to be completed by late 2023 or early 2024. The completion of the Merger is subject to customary closing conditions set forth in the Merger Agreement (as defined herein), and we cannot guarantee that the Merger will be completed on a timely basis, on the terms described herein, or at all. This offering is not conditioned upon the completion of the Merger, which, if completed, will occur subsequent to the closing of this offering. However, if (i) the Merger is not consummated on or before the later of (x) September 19, 2024 and (y) the date that is five business days after any later date to which Seagen and the Parent may agree to extend the “Outside Date” in the Merger Agreement (the “Special Mandatory Redemption End Date”) or (ii) the Issuer notifies the trustee under the indenture that we will not pursue consummation of the Merger, the Issuer will be required to redeem each series of the notes (the “Special Mandatory Redemption”), other than the 2063 notes, at a special mandatory redemption price equal to 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined herein). Upon completion of a Special Mandatory Redemption, the Parent will assume all obligations of the Issuer under the 2063 notes and the Issuer will be released under the indenture governing the 2063 notes. The proceeds from this offering will not be deposited into an escrow account pending completion of the Merger or any Special Mandatory Redemption, nor will the Issuer be required to grant any security interest or other lien on those proceeds to secure any redemption of the notes. See “Description of Notes—Special Mandatory Redemption.”

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement, beginning on page 14 of the Parent’s Annual Report on Form 10-K for the year ended December 31, 2022 and beginning on page 53 of the Parent’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023, as well as the risk factors contained in other documents the Parent files with the U.S. Securities and Exchange Commission (the “SEC”), which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Public Offering Price	Underwriting Discount		Offering Proceeds to the Issuer, Before Expenses
Per 2025 Note	%		%	%
2025 Notes Total	$(1)	$		$(1)
Per 2026 Note	%		%	%
2026 Notes Total	$(1)	$		$(1)
Per 2028 Note	%		%	%
2028 Notes Total	$(1)	$		$(1)
Per 2030 Note	%		%	%
2030 Notes Total	$(1)	$		$(1)
Per 2033 Note	%		%	%
2033 Notes Total	$(1)	$		$(1)
Per 2043 Note	%		%	%
2043 Notes Total	$(1)	$		$(1)
Per 2053 Note	%		%	%
2053 Notes Total	$(1)	$		$(1)
Per 2063 Note	%		%	%
2063 Notes Total	$(1)	$		$(1)

(1)	Plus accrued interest from , 2023, if settlement occurs after that date.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company (“DTC”) for the accounts of its direct participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./ N.V., as operator of the Euroclear System, against payment therefor in New York, New York on or about                 , 2023.

Joint Lead Managers and Joint Book-Running Managers

BofA Securities	Citigroup	Goldman Sachs	J.P. Morgan

                , 2023

PROSPECTUS SUPPLEMENT

PROSPECTUS

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus we may provide you in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale of notes made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide you in connection with this offering or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. You should assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference in this prospectus supplement and the accompanying

S-i

prospectus, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, contains a description of the Issuer’s debt securities and the note guarantee of the Parent and gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a registration statement that we filed with the SEC using a shelf registration statement. Under the shelf registration process, from time to time, the Issuer or the Parent may offer and sell securities in one or more offerings.

References in this prospectus supplement to “Pfizer,” the “Company,” “we,” “us” and “our” are to Pfizer Inc. and its consolidated subsidiaries, including the Issuer, unless otherwise stated or the context so requires. References to the “Parent” in this prospectus supplement are to Pfizer Inc., excluding its consolidated subsidiaries. References to the “Issuer” in this prospectus supplement are to Pfizer Investment Enterprises Pte. Ltd.

Solely for convenience, the trademarks referred to in this prospectus supplement are without the “®” and “TM” symbols, but such references are not intended to indicate, in any way, that the applicable owner will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these trademarks. All trademarks mentioned are the property of their owners.

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ENFORCEMENT OF CIVIL LIABILITIES AND SERVICE OF PROCESS

The indenture and the notes will be governed by New York law. The Issuer is a private company limited by shares incorporated under the laws of the Republic of Singapore and has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of the notes and any other debt securities it may issue in the future that are fully and unconditionally guaranteed by the Parent. In addition, some of the Issuer’s directors, and all or a substantial portion of the assets of the Issuer, are, or will be located, outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the Issuer or to enforce against the Issuer in United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. The Issuer has, however, agreed to appoint the Parent to be its authorized agent for service of process with respect to actions based on offers and sales of debt securities made in the United States and other violations of United States securities laws.

There is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the federal securities laws of the United States would be recognized or enforceable in Singapore courts, and there is doubt as to whether Singapore courts would enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States. A final and conclusive judgment in the federal or state courts of the United States under which a fixed sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of Singapore under the common law.

Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against the Issuer and its directors. Singapore courts may not recognize or enforce judgments against the Issuer and its directors to the extent that the judgment is punitive or penal. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be determined by the Singapore courts to be or not be punitive or penal in nature. The Singapore courts also may not recognize or enforce a foreign judgment if the foreign judgment is inconsistent with a prior local judgment, contravenes public policy, or amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, may include forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve substantial risks and uncertainties and potentially inaccurate assumptions. We have tried, wherever possible, to identify such statements by using words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning or by using future dates in connection with any discussion of, among other things, our anticipated operating and financial performance, reorganizations, business plans, strategy and prospects; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, launches, clinical trial results and other developing data that become available, revenue contribution and projections, potential pricing and reimbursement, potential market dynamics and size, growth, performance, timing of exclusivity and potential benefits; strategic reviews, capital allocation objectives, dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, and our ability to successfully capitalize on growth opportunities and prospects; sales, expenses, interest rates, foreign exchange rates and the outcome of contingencies, such as legal proceedings; expectations for impact of or changes to existing or new government regulations or laws; our ability to anticipate and respond to macroeconomic, geopolitical, health and industry trends, pandemics, acts of war and other large-scale crises; and manufacturing and product supply.

In particular, forward-looking information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein includes statements relating to specific future actions, performance and effects, including, among others, the expected benefits of the organizational changes to our operations; our 2023 revenue expectations; our ongoing efforts to respond to COVID-19, including our plans and expectations regarding our COVID-19 products and any potential future vaccines or treatments; the forecasted revenue, demand, manufacturing and supply of our COVID-19 products, including expectations for commercial markets for certain of our COVID-19 products; our expectations regarding the impact of COVID-19 on our business; the expected impact of patent expiries and generic competition; the expectations for ongoing revenue streams from our COVID-19 products; the expected pricing pressures on our products and the anticipated impact to our business; the availability of raw materials for 2023; the benefits expected from our business development transactions, including our proposed acquisition of Seagen (including our expected cost efficiencies in connection with the integration of Seagen); our anticipated liquidity position; the anticipated costs and savings from certain of our initiatives, including our Transforming to a More Focused Company program; and our planned capital spending.

A list and description of risks, uncertainties and other matters can be found in the Parent’s Annual Report on Form 10-K for the year ended December 31, 2022 and in the Parent’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023, in each case, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Risk Factors,” in Parent’s Current Reports on Form 8-K, and in this prospectus supplement and accompanying prospectus, in each case including in the section thereof captioned “Risk Factors.” You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements, and you are cautioned not to put undue reliance on forward-looking statements.

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We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects in the Parent’s Form 10-K, 10-Q and 8-K reports and our other filings with the SEC.

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SUMMARY

The following summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information.”

Pfizer Inc.

Pfizer Inc. is a research-based, global biopharmaceutical company. We apply science and our global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide. We work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. We collaborate with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world.

We are committed to strategically capitalizing on growth opportunities, primarily by advancing our own product pipeline and maximizing the value of our existing products, but also through various business development activities. We view our business development activity as an enabler of our strategies and seek to generate growth by pursuing opportunities and transactions that have the potential to strengthen our business and our capabilities. We assess our business, assets and scientific capabilities/portfolio as part of our regular, ongoing portfolio review process and also continue to consider business development activities that will help advance our business strategy.

Pfizer Inc. was incorporated under the laws of the State of Delaware on June 2, 1942. Our principal executive offices are located at 66 Hudson Boulevard East, New York, New York 10001, and our telephone number is (212) 733-2323.

Pfizer Investment Enterprises Pte. Ltd.

The Issuer, Pfizer Investment Enterprises Pte. Ltd., was incorporated as a private company limited by shares under the laws of the Republic of Singapore on April 24, 2023 and was assigned company registration number 202315648E. It is a newly formed, wholly-owned subsidiary of the Parent, and was formed for the purposes of financing a portion of the Consideration (as defined herein) for the Merger. The Issuer has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of the notes and any other debt securities that the Issuer may issue in the future that are fully and unconditionally guaranteed by the Parent. Certain provisions of the indenture governing the notes will prohibit the Issuer from acquiring assets or undertaking additional operations in the future, other than those related to the issuance, administration and repayment of the Issuer’s debt securities that are fully and unconditionally guaranteed by the Parent (including the notes). The registered office of the Issuer is located at 10 Collyer Quay, #10-01, Ocean Financial Centre, Singapore 049315.

The Merger

On March 12, 2023, the Parent entered into an Agreement and Plan of Merger (as may be amended or modified or any provision thereof waived, the “Merger Agreement”) by and among the Parent, Seagen and Aris Merger Sub, Inc., a wholly-owned subsidiary of the Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub is to merge with and into Seagen, with Seagen surviving the Merger as a wholly-owned subsidiary of the Parent.

The Merger Agreement contains certain termination rights for each of the Parent and Seagen, including if the Merger is not consummated on or before the “Outside Date” of March 12, 2024, which date is subject to extension (i) automatically to September 12, 2024 under certain circumstances set forth in the Merger Agreement and (ii) further extension by mutual written agreement of the Parent and Seagen.

The Merger is expected to be completed by late 2023 or early 2024, subject to customary closing conditions. There can be no assurance that we and Seagen will be able to consummate the Merger and the related transactions, on a timely basis, on the terms described herein, or at all. See “Risk Factors” and “Description of Notes—Special Mandatory Redemption.”

We expect that we will need approximately $38 billion aggregate principal amount of short- and long-term debt in order to pay the acquisition price of approximately $43 billion in connection with the Merger (the “Consideration”). We expect to finance the Merger using the proceeds of this offering of the notes, commercial paper and existing cash on hand. Following the consummation of the Merger, we anticipate achieving nearly $1 billion of cost efficiencies in connection with the integration of Seagen in the third full year post-closing.

Seagen

Seagen is a biotechnology company that develops and commercializes targeted therapies to treat cancer. Seagen is commercializing ADCETRIS, or brentuximab vedotin, for the treatment of certain CD30-expressing lymphomas, PADCEV, or enfortumab vedotin-ejfv, for the treatment of certain metastatic urothelial cancers, TUKYSA, or tucatinib, for the treatment of certain metastatic HER2-positive breast and colorectal cancers, and TIVDAK, or tisotumab vedotin-tftv, for the treatment of certain metastatic cervical cancers. Seagen is also advancing a pipeline of novel therapies for solid tumors and blood-related cancers designed to address unmet medical needs and improve treatment outcomes for patients. Many of Seagen’s programs, including ADCETRIS, PADCEV and TIVDAK, are based on Seagen’s ADC technology that utilizes the targeting ability of monoclonal antibodies to deliver cell-killing agents directly to cancer cells.

Summary Corporate and Financing Structure

Set forth below is a simplified and summarized corporate structure chart indicating the entities that are the Issuer and the guarantor of the notes. The chart is provided for indicative and illustrative purposes only and should be read in conjunction with the information contained in this prospectus supplement and the accompanying prospectus.

* As of April 2, 2023, approximately $5.2 billion aggregate principal amount of senior notes issued by certain subsidiaries of the Parent (prior to such subsidiaries having been acquired by the Parent) were also fully and unconditionally guaranteed by the Parent.

THE OFFERING

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms and conditions of the offering of the notes, you should carefully read this prospectus supplement, as well as the accompanying prospectus and the documents incorporated herein and therein by reference.

Issuer	Pfizer Investment Enterprises Pte. Ltd.

Guarantor	Pfizer Inc.

Securities Offered	$ aggregate principal amount of % notes due 2025;

$ aggregate principal amount of % notes due 2026;

$ aggregate principal amount of % notes due 2028;

$ aggregate principal amount of % notes due 2030;

$ aggregate principal amount of % notes due 2033;

$ aggregate principal amount of % notes due 2043;

$ aggregate principal amount of % notes due 2053; and

$ aggregate principal amount of % notes due 2063.

Original Issue Date	, 2023.

Maturity Date	, 2025 for the 2025 notes;

, 2026 for the 2026 notes;

, 2028 for the 2028 notes;

, 2030 for the 2030 notes;

, 2033 for the 2033 notes;

, 2043 for the 2043 notes;

, 2053 for the 2053 notes; and

, 2063 for the 2063 notes.

Interest Rate	% per annum for the 2025 notes;

% per annum for the 2026 notes;

% per annum for the 2028 notes;

% per annum for the 2030 notes;

% per annum for the 2033 notes;

% per annum for the 2043 notes;

% per annum for the 2053 notes; and

% per annum for the 2063 notes.

Interest Payment Dates	Interest on the notes will accrue from and including , 2023, and is payable on and of each year, beginning on , 2023.

Special Mandatory Redemption and Assumption of 2063 Notes	If (i) the Merger is not consummated on or before the Special Mandatory Redemption End Date or (ii) the Issuer notifies the trustee under the indenture that we will not pursue consummation of the Merger, the Issuer will be required to redeem each series of the notes, other than the 2063 notes, at a redemption price equal to 101% of the principal amount of such series of the notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. The Special Mandatory Redemption will not apply to the 2063 notes. In the event of a triggering of the Special Mandatory Redemption, and following completion of the Special Mandatory Redemption, the Parent will assume the obligations of the Issuer under the 2063 notes and will become the successor issuer of the 2063 notes, the Issuer will no longer be an obligor under the 2063 notes and the note guarantee with respect to the 2063 notes will be released in full. See “Description of Notes—Special Mandatory Redemption.”

Substitution of the Parent as Issuer	The Parent has the right, at its option at any time, without the consent of any holders of any series of notes, to be substituted for, and assume the obligations of, the Issuer under each series of the notes that are then outstanding under the indenture if, immediately after giving effect to such substitution, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing (other than a default or event of default that would be cured by such substitution), provided that the Parent executes a supplemental indenture in which it agrees to be bound by the terms of each such series of notes and the indenture (the “Parent Assumption”). Upon such Parent Assumption, the covenant described under “Description of Notes—Payment of Additional Amounts” and the tax redemption provision described under “Description of Notes—Optional Redemption; Redemption for Tax Reasons; No Sinking Fund—Redemption for Tax Reasons” will cease to apply. In the case of such Parent Assumption, (i) the Issuer will be relieved of any further obligations under the assumed series of notes and the indenture and (ii) the Parent will be released from all obligations under the note guarantee, but will instead become the primary (and sole) obligor under such notes and the related indenture provisions. See “U.S. Federal Income Tax Considerations—Parent Assumption of the Notes.”

Additional Amounts	The Issuer will, subject to certain exceptions and limitations set forth herein, pay additional amounts on the notes as are necessary in order that the net payment to a beneficial owner of the principal of, and premium or redemption price, if any, and interest on such notes, after withholding or deduction for any tax, assessment or other governmental charge imposed by Singapore or a taxing authority thereof or therein, will not be less than the amount provided in such notes to be then due and payable had no such withholding or deduction been required. See “Description of Notes—Payment of Additional Amounts.”

Optional Redemption; Redemption for Tax Reasons	The Issuer will have the right at its option to redeem the notes of any series, in whole or in part, at any time or from time to time, at the redemption prices described in “Description of Notes—Optional Redemption; Redemption for Tax Reasons; No Sinking Fund.”

In addition, in the event of certain developments affecting taxation, the Issuer will have the right, at its option, to redeem the notes of a series, in whole but not in part, at any time upon giving prior notice, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, to, but excluding, the date of redemption. See “Description of Notes—Optional Redemption; Redemption for Tax Reasons; No Sinking Fund—Redemption for Tax Reasons.”

Priority	The notes and the note guarantee will be unsecured general obligations of the Issuer and the Parent, respectively, and will rank equally in right of payment with all other unsubordinated indebtedness of the Issuer and the Parent, respectively, from time to time outstanding.

Further Issuances	The Issuer may, without the consent of the holders of notes of any series, issue additional notes having the same priority in right of payment and the same interest rate, maturity and other terms as such notes (except for the issue price and the public offering price).

Denomination	The Issuer will issue the notes of each series in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

Note Guarantee	The notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Parent. If the Issuer is unable to make payments on the notes when they are due, the Parent must make them instead.

Use of Proceeds

We estimate that the net proceeds of this offering will be approximately $            , after deducting the underwriting discounts, but before deducting expenses of the offering. Absent a Special Mandatory Redemption, we intend to use the net proceeds of the offering of the notes to finance a portion of the Consideration payable in connection with the Merger and to pay related fees and expenses. Pending such uses, we may temporarily apply the proceeds to repay borrowings under our revolving credit facilities or other borrowings, or invest in short-term instruments consistent with our cash management policy. In the event of a Special Mandatory Redemption, the proceeds of the 2063 notes will be used for general corporate purposes, which may include repayment of borrowings under our revolving credit facilities or other indebtedness. See “Use of Proceeds.” This offering is not conditioned upon the completion of the Merger, which, if completed, will occur subsequent to the closing of this offering. However, if the Merger is not consummated by the Special Mandatory Redemption End Date or we otherwise determine not to pursue the consummation of the Merger, the Issuer will be required to redeem the notes, other than the 2063 notes. See “Description of Notes—Special Mandatory Redemption.”

No Listing; Trading	The notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Trustee	The Bank of New York Mellon.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the information set forth under the heading “Risk Factors” in this prospectus supplement, beginning on page 14 of the Parent’s Annual Report on Form 10-K for the year ended December 31, 2022 and beginning on page 53 of the Parent’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023 before investing in the notes.

Issuer Information	The Issuer was incorporated as a private company limited by shares under the laws of the Republic of Singapore on April 24, 2023 and was assigned company registration number 202315648E. It is a newly formed, wholly-owned subsidiary of the Parent, and was formed for the purposes of financing a portion of the Consideration for the Merger. The Issuer is not intended to be an active trading company and is intended to be a “finance subsidiary” (as such term is used in Regulation S-X Rule 13-01). The Issuer has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of the notes and any other debt securities that the Issuer may issue in the future that are fully and unconditionally guaranteed by the Parent. No historical information relating to the Issuer is presented herein or incorporated by reference. The historical consolidated financial information of Pfizer (i) as of December 31, 2022 and 2021 and for the fiscal years ended December 31, 2022, 2021 and 2020 is incorporated in this prospectus supplement by reference from the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and (ii) as of April 2, 2023 and for the quarterly periods ended April 2, 2023 and April 3, 2022 is incorporated in this prospectus supplement by reference from the Parent’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023.

RISK FACTORS

Before purchasing the notes, you should consider carefully the information under the headings “Risk Factors” in the Parent’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Parent’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023, as well as the risks contained in other documents the Parent files with the SEC, and the following risk factors. You should also carefully consider the other information included in this prospectus supplement, the accompanying prospectus and other information incorporated by reference herein and therein. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

The notes and note guarantee are unsecured and will be effectively junior to the Issuer’s and the Parent’s secured indebtedness to the extent of the collateral therefor.

The notes and the note guarantee are the Issuer’s and the Parent’s unsecured general obligations, respectively. Holders of the Parent’s and the Issuer’s secured indebtedness, if any, will have claims that are prior to your claims as holders of the notes, to the extent of the assets securing such indebtedness. Thus, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the Parent’s and the Issuer’s pledged assets would be available to satisfy obligations of the Parent’s and the Issuer’s secured indebtedness before any payment could be made on the notes. To the extent that such assets cannot satisfy in full the Parent’s and the Issuer’s secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of the Parent’s and the Issuer’s secured indebtedness. As of April 2, 2023, neither the Parent nor the Issuer had any secured indebtedness.

Active trading markets may not develop for the notes and the notes may trade at a discount from their initial offering price.

The notes are new issuances of securities for which no public trading markets currently exist. Although the underwriters have informed us that they intend to make markets in the notes, they are not obligated to do so, and any such market-making activities may be discontinued at any time without notice. Accordingly, liquid markets for the notes may not develop or be maintained. The notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the markets for similar notes, our performance and other factors. The markets for the notes may not be free from disruptions that may adversely affect the prices at which you may sell the notes.

Holders of the notes will be structurally subordinated to our subsidiaries’ third-party indebtedness and obligations.

The notes and the note guarantee are obligations of the Issuer and the Parent, respectively, and not of the Parent’s other subsidiaries. The Issuer has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of the notes and any other debt securities that the Issuer may issue in the future that are fully and unconditionally guaranteed by the Parent. A significant portion of the Parent’s operations is conducted through its subsidiaries. The Parent’s subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent the Parent is a creditor with recognized claims against its subsidiaries, all claims of third-party creditors (including trade creditors) and holders of preferred stock, if any, of the Parent’s subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of the

Parent’s creditors, including holders of the notes. Consequently, the notes and the note guarantee will be structurally subordinated to all existing and future liabilities of any of the Parent’s subsidiaries, other than the Issuer, and any subsidiaries that the Parent may in the future acquire or establish. As of April 2, 2023, the Parent’s wholly-owned subsidiaries, other than the Issuer, had aggregate borrowings under lines of credit and outstanding debt securities of approximately $5.8 billion.

If the Merger is not completed on or before the Special Mandatory Redemption End Date, the Issuer will be required to redeem the notes, other than the 2063 notes. If this occurs, you may realize a lower return on your investment than if the notes had been held through maturity.

If (i) the Merger is not consummated on or before the later of (x) September 19, 2024 and (y) the date that is five business days after any later date to which Seagen and the Parent may agree to extend the “Outside Date” in the Merger Agreement or (ii) the Issuer notifies the trustee under the indenture that we will not pursue consummation of the Merger, the Issuer will be required to redeem each series of the notes, other than the 2063 notes, at a special mandatory redemption price equal to 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption.”

The proceeds from this offering will not be deposited into an escrow account pending completion of the Merger or any Special Mandatory Redemption, nor will the Issuer be required to grant any security interest or other lien on those proceeds to secure any redemption of the notes. If the Issuer is required to redeem the applicable series of notes, the ability to pay the redemption price may be limited by the Issuer’s financial resources at the time. In addition, whether or not a Special Mandatory Redemption of the applicable series of notes or any such other indebtedness or securities is ultimately triggered, the existence of these redemption provisions may adversely affect the trading prices of such notes until such time, if any, as the Merger is consummated.

If the Issuer is able to redeem the applicable series of notes pursuant to the mandatory redemption provisions, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate or return on investment as high as what you otherwise would have received on your notes being redeemed.

The Issuer will not be required to redeem the applicable series of notes as long as the Merger closes on or before the Special Mandatory Redemption End Date, even if between the closing of this offering and the closing of the Merger we experience any changes (including any material changes) in our business or financial condition. If a Special Mandatory Redemption is triggered, the 2063 notes will not be required to be redeemed and will remain outstanding in accordance with their terms, and the Parent will assume the obligations of the Issuer under the 2063 notes and will become the successor issuer of the 2063 notes.

We may not be successful in identifying and executing potential business development transactions, such as our acquisition of Seagen, or realizing the financial and strategic goals that were contemplated at the time of any historical or potential business development transaction, which could have an adverse impact on our ability to meet our growth objectives.

We have established significant growth goals, which we plan to achieve, in part, by accelerating revenue growth by not only advancing our own product pipelines and maximizing the value of our existing products, but also through various forms of business development activities, which can include alliances, licenses, JVs, collaborations, equity- or debt-based investments, dispositions, divestments, mergers and acquisitions. Our proposed acquisition of Seagen is part of that accelerated revenue growth plan. We view our business development activity as an enabler of our strategies and seek to generate growth by pursuing opportunities and transactions that have the potential to strengthen our business and our capabilities. The success of our business development activities is dependent on the availability and accurate evaluation of appropriate opportunities, competition from others that are seeking similar opportunities and our ability to successfully identify, structure and execute transactions, including the ability to satisfy or waive closing conditions in the anticipated timeframes, or at all, and our ability to successfully integrate acquired businesses and develop and commercialize acquired products. Pursuing, executing and consummating these transactions may require substantial investment, which may require us to obtain additional equity or debt financing, which could result in increased leverage and/or a downgrade of our credit ratings or limit our operating or financial flexibility relative to our current position. The success of our business development transactions depends on our ability to realize the anticipated benefits of these transactions and is subject to numerous risks and uncertainties, many of which are outside of our control, including the possibility that the expected benefits from such transactions will not be realized or will not be realized within the expected time period. Unsuccessful clinical trials, regulatory hurdles and commercialization challenges may adversely impact revenue and income contribution from acquired products and businesses. We may fail to generate expected revenue growth for our existing products, product pipeline and acquired products or businesses or we may fail to achieve anticipated cost savings, such as those expected with respect to Seagen, within expected time frames or at all, which may impact our ability to meet our growth objectives. In certain transactions, we may agree to provide certain transition services for an extended period of time, which may divert our focus and resources that would otherwise be invested into maintaining or growing our business. Similarly, the accretive impact anticipated from transactions may not be realized or may be delayed. Integration of these products or businesses may result in the loss of key employees, the disruption of ongoing business, including third-party relationships, or inconsistencies in standards, controls, procedures and policies. Further, while we seek to mitigate risks and liabilities through, among other things, due diligence, we may be exposed to risks and liabilities as a result of business development transactions. There is no assurance that we will be able to acquire attractive businesses or enter into strategic business relationships on favorable terms ahead of our competitors, or that such acquisitions or strategic business development relationships will be accretive to earnings or improve our competitive position.

The Merger Agreement and related documents may be amended or modified without your consent.

Between the time of the issuance of the notes and the consummation of the Merger, the parties to the Merger Agreement or other related transaction documents may agree to modify or waive the terms or conditions of such documents without noteholder consent. The terms of the notes will not preclude the parties to the Merger Agreement from making certain changes to the terms of the Merger or from waiving certain conditions to the Merger, which may adversely affect your investment in the notes.

The Issuer is subject to the laws of Singapore, which differ in certain material respects from the laws of the United States.

As a company incorporated in Singapore, the Issuer is required to comply with the laws of the Republic of Singapore, some of which are capable of extra-territorial application, as well as the Issuer’s constitution. In particular, the Issuer is required to comply with certain provisions of the SFA (as defined herein), which prohibit certain forms of market conduct and information disclosures, and impose criminal and civil penalties on corporations, directors and officers in respect of any breach of such provisions.

The laws of Singapore and of the United States differ in certain significant respects. The rights of holders of the notes and the obligations of the Issuer’s directors under Singapore law may be different in material respects from those applicable to U.S. corporations, including corporations incorporated in Delaware, and holders may have more difficulty and less clarity in protecting their interests in connection with actions taken by the Issuer, its management, and/or its controlling shareholders than would otherwise apply to U.S. corporations, including those incorporated in Delaware.

In addition, the application of Singapore law, in particular, the Singapore Companies Act may, in certain circumstances, impose more restrictions on the Issuer, its shareholders and directors than would otherwise be applicable to U.S. corporations, including those incorporated in Delaware. For example, the Singapore

Companies Act requires a director to act with reasonable degree of diligence in the discharge of the duties of his office and, in certain circumstances, imposes criminal liability for specified contraventions of particular statutory requirements or prohibitions.

Enforcing your rights under the notes across multiple jurisdictions may prove difficult.

The Issuer is a private company limited by shares incorporated under the laws of the Republic of Singapore. The notes and the indenture will be governed by the laws of the State of New York. In the event of a bankruptcy, insolvency or similar event, proceedings could be initiated in Singapore and the United States. Such multi-jurisdictional proceedings are complex, may be costly for creditors and otherwise may result in greater uncertainty and delay regarding the enforcement of your rights. Your rights under the notes will be subject to the insolvency and administrative laws of several jurisdictions and there can be no assurance that you will be able to effectively enforce your rights in such complex multiple bankruptcy, insolvency or similar proceedings. In addition, the bankruptcy, insolvency, administrative and other laws of Singapore and the United States may be materially different from, or be in conflict with, each other and those with which you may be familiar, including in the areas of rights of creditors, priority of governmental and other creditors, ability to obtain post-petition interest and duration of the proceeding. The application of these laws, or any conflict among them, could call into question whether any particular jurisdiction’s laws should apply and could adversely affect your ability to enforce your rights under the notes in the relevant jurisdictions or limit any amounts that you may receive.

Application of Singapore insolvency and related laws to the Issuer may result in a material and adverse effect on the holders of the notes.

There can be no assurance that the Issuer will not become bankrupt, unable to pay its debts or insolvent or be the subject of judicial management, schemes of arrangement, winding-up or liquidation orders or other insolvency-related proceedings or procedures. In the event of an insolvency or near insolvency of the Issuer and/or the Parent, the application of certain provisions of Singapore insolvency and related laws may have a material adverse effect on the holders of the notes. Without being exhaustive, below are some matters that could have a material adverse effect on the holders of the notes.

Where the Issuer or the Parent is insolvent or close to insolvent and the Issuer or, as the case may be, the Parent undergoes certain insolvency procedures, there may be a moratorium against actions and proceedings which may apply in the case of judicial management, schemes of arrangement and/or winding-up in relation to the Issuer or, as the case may be, the Parent. It may also be possible that if a company related to the Issuer or, as the case may be, the Parent proposes a creditor scheme of arrangement and obtains an order for a moratorium, the Issuer or, as the case may be, the Parent may also seek a moratorium even if the Issuer or, as the case may be, the Parent is not in itself proposing a scheme of arrangement. These moratoriums can be lifted with court permission and in the case of judicial management, with the consent of the judicial manager or with court permission. Accordingly, if for instance there is any need for the trustee to bring an action against the Issuer or, as the case may be, the Parent, the need to obtain court permission or the judicial manager’s consent may result in delays in being able to bring or continue legal proceedings that may be necessary in the process of recovery.

Further, holders of the notes may be made subject to a binding scheme of arrangement where the majority in number representing 75% in value of creditors and the court approve such scheme. In respect of company-initiated creditor schemes of arrangement, there are cram-down provisions that may apply to a dissenting class of creditors. The court may notwithstanding a single class of dissenting creditors approve a scheme provided an overall majority in number representing 75% in value of the creditors meant to be bound by the scheme and who were present and voting (either in person or by proxy) at the relevant meeting have agreed to it and provided that the scheme does not unfairly discriminate and is fair and equitable to each dissenting class and the court is of the view that it is appropriate to approve the scheme. In such scenarios, holders of the notes may be bound by a scheme of arrangement to which they may have dissented.

The Insolvency, Restructuring and Dissolution Act 2018 (the “IRD Act”) was passed in the Parliament of Singapore (“Parliament”) on October 1, 2018 and came into force on July 30, 2020. The IRD Act includes a prohibition against terminating, amending or claiming an accelerated payment or forfeiture of the term under, any agreement (including a security agreement) with a company that commences certain insolvency or rescue proceedings (and before the conclusion of such proceedings), by reason only that the proceedings are commenced or that the company is insolvent. This prohibition is not expected to apply to any contract or agreement that is, or that is directly connected with, the notes. However, it may apply to related contracts that are not found to be directly connected with the notes.

Investors may experience difficulties in enforcing civil liabilities under securities laws of jurisdictions outside Singapore, including U.S. federal securities laws.

The Issuer is a private company limited by shares incorporated under the laws of the Republic of Singapore and has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of the notes and any other debt securities that the Issuer may issue in the future that are fully and unconditionally guaranteed by the Parent. In addition, some of the Issuer’s directors, and all or a substantial portion of the assets of the Issuer, are, or will be located, outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the Issuer or to enforce against the Issuer in United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. In particular, investors should be aware that there is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the federal securities laws of the United States would be recognized or enforceable in Singapore courts, and there is doubt as to whether Singapore courts would enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States.

Singapore taxation risk.

The notes are intended to be “qualifying debt securities” (“QDS”) for the purposes of the Income Tax Act 1947 of Singapore (“ITA”), subject to the fulfillment of certain conditions more particularly described in “Singapore Tax Considerations.” The Issuer intends to seek a binding ruling from the Inland Revenue Authority of Singapore (the “IRAS”) to confirm that the notes are QDS. However, there can be no assurance that the IRAS will grant a positive ruling or that such notes will, if the ruling is granted, continue to enjoy the tax concessions afforded by such designation should the relevant tax laws be amended or revoked at any time.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of $            (after deducting the underwriting discounts, but before deducting expenses of the offering).

Absent a Special Mandatory Redemption of the notes, we intend to use the net proceeds of the offering of the notes to finance a portion of the Consideration payable in connection with the Merger and to pay related fees and expenses (and which proceeds will be subject to certain intercompany lending arrangements with the Parent and its other subsidiaries to facilitate the payment of such Consideration). Pending such uses, we may temporarily apply the proceeds to repay borrowings under our revolving credit facilities or other borrowings, or invest in short-term instruments consistent with our cash management policy. In the event of a Special Mandatory Redemption, the proceeds of the 2063 notes will be used for general corporate purposes, which may include repayment of borrowings under our revolving credit facilities or other indebtedness.

This offering is not conditioned on the consummation of the Merger, which, if completed, will occur subsequent to the closing of this offering, and we cannot assure you that the Merger will be consummated on the terms described herein, or at all. However, if the Merger is not consummated by the Special Mandatory Redemption End Date or we otherwise determine not to pursue the consummation of the Merger, the Issuer will be required to redeem the notes, other than the 2063 notes. See “Description of Notes—Special Mandatory Redemption.” We currently expect the Merger to be completed by late 2023 or early 2024. The completion of the Merger is subject to customary closing conditions.

DESCRIPTION OF NOTES

Each series of notes is a series of debt securities described in the accompanying prospectus. Reference should be made to the accompanying prospectus for a detailed summary of additional provisions of the notes, the Guarantee (as defined herein) and the indenture, to be dated as of             , 2023, among Pfizer Investment Enterprises Pte. Ltd. (the “Issuer”), Pfizer Inc. (the “Parent”) and The Bank of New York Mellon, as trustee (the “trustee”), which we refer to as the “base indenture” (a form which is filed as an exhibit to the registration statement of which this prospectus supplement forms a part), as supplemented by the first supplemental indenture to be dated as of             , 2023, among the Issuer, the Parent and the trustee, which we refer to as the “first supplemental indenture.” When we refer to the “indenture,” we mean the base indenture, as supplemented by the first supplemental indenture. The following description is a summary of selected portions of the base indenture and the first supplemental indenture. It does not restate the base indenture or the first supplemental indenture, and those documents, not this description, define your rights as a holder of the notes.

References in this section to “the Issuer,” “we,” “us” and “our” are to Pfizer Investment Enterprises Pte. Ltd., unless otherwise stated or the context so requires. The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Pfizer Investment Enterprises Pte. Ltd.—Defeasance” will apply to the notes. The Issuer was incorporated as a private company limited by shares under the laws of the Republic of Singapore in order to facilitate the offering of debt securities. The Issuer is not an active trading company, is a “finance subsidiary” (as such term is used in Regulation S-X Rule 13-01) and has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of the notes any other debt securities that the Issuer may issue in the future that are fully and unconditionally guaranteed by the Parent. See “—Covenants.”

Principal, Maturity and Interest

The 2025 notes will initially be limited to $             aggregate principal amount, the 2026 notes will initially be limited to $             aggregate principal amount, the 2028 notes will initially be limited to $             aggregate principal amount, the 2030 notes will initially be limited to $             aggregate principal amount, the 2033 notes will initially be limited to $             aggregate principal amount, the 2043 notes will initially be limited to $             aggregate principal amount, the 2053 notes will initially be limited to $             aggregate principal amount and the 2063 notes will initially be limited to $             aggregate principal amount. The 2025 notes will mature on             , 2025, the 2026 notes will mature on             , 2026, the 2028 notes will mature on             , 2028, the 2030 notes will mature on             , 2030, the 2033 notes will mature on     , 2033, the 2043 notes will mature on             , 2043, the 2053 notes will mature on             , 2053 and the 2063 notes will mature on             , 2063. We will issue the notes in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000. Interest on the 2025 notes will accrue at the annual rate of         %, interest on the 2026 notes will accrue at the annual rate of         %, interest on the 2028 notes will accrue at the annual rate of         %, interest on the 2030 notes will accrue at the annual rate of         %, interest on the 2033 notes will accrue at the annual rate of         %, interest on the 2043 notes will accrue at the annual rate of         %, interest on the 2053 notes will accrue at the annual rate of         % and interest on the 2063 notes will accrue at the annual rate of         %. Interest on the notes will accrue from and including             , 2023, and is payable on         and         of each year, beginning on             , 2023. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Issuer will make each interest payment to the holders of record of the notes at the close of business on the                 or                      immediately preceding the relevant interest payment date.

The trustee, through its corporate trust office in the Borough of Manhattan, City of New York (in such capacity, the “paying agent”) will act as our paying agent with respect to the notes. Payments of principal, interest and premium, if any, will be made by us through the paying agent to DTC as described under “—Book-Entry System.”

Guarantee of Notes

The Parent will fully, unconditionally and irrevocably guarantee the payment of all of the Issuer’s obligations under each series of notes offered hereby pursuant to a guarantee (the “Guarantee”) to be included in the indenture governing the notes. If the Issuer defaults in the payment of the principal of, or premium, if any, or interest on, such notes when and as the same shall become due, whether upon maturity, acceleration, or otherwise, without the necessity of action by the trustee or any holder of such notes, the Parent shall be required promptly and fully to make such payment.

Payment of Additional Amounts

All payments in respect of the notes will be made by or on behalf of the Issuer without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by Singapore or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Issuer will, subject to timely compliance by the holders or beneficial owners of the relevant notes with any relevant administrative requirements, pay or cause to be paid to a holder or beneficial owner such additional amounts on the notes as are necessary in order that the net payment of the principal of, and premium or redemption price, if any, and interest on, such notes to such holder or beneficial owner, after such withholding or deduction (including any withholding or deduction on such additional amounts), will not be less than the amount provided in such notes to be then due and payable had no such withholding or deduction been required; provided, however, that the foregoing obligation to pay additional amounts will not apply:

(1)

to any present or future taxes which would not have been so imposed, assessed, levied or collected but for the fact that the holder or beneficial owner of the relevant note has or had some connection with Singapore or any other jurisdiction, including that the holder or beneficial owner is or has been a domiciliary, national or resident of, engages or has been engaged in a trade or business, is or has been organized under, maintains or has maintained an office, a branch subject to taxation, or a permanent establishment, or is or has been physically present in Singapore or any other jurisdiction, or otherwise has or has had some connection with Singapore or any other jurisdiction, other than solely the holding or ownership of a note, or the collection of principal of, premium, if any, and interest on, or the enforcement of, a note;

(2)

to any present or future taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant note was presented more than thirty days after the date such payment became due or was provided for, whichever is later;

(3)	to any present or future taxes which are payable otherwise than by deduction or withholding on or in respect of the relevant note;

(4)

to any present or future taxes which would not have been so imposed, assessed, levied or collected but for the failure to comply, on a sufficiently timely basis, with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Singapore or any other jurisdiction of the holder or beneficial owner of the relevant note, if such compliance is required by a statute or regulation or administrative practice of Singapore, the other jurisdiction or any other relevant jurisdiction, or by a relevant treaty, as a condition to relief or exemption from such taxes;

(5)

to any present or future taxes (A) which would not have been so imposed, assessed, levied or collected if the beneficial owner of the relevant note had been the holder of such note, or (B) which, if the beneficial owner of such note had held the note as the holder of such note, would have been excluded pursuant to any one or combination of clauses (1) through (4) above;

(6)	to any capital gain, estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(7)	to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations and pronouncements or any successor provisions thereto (that are substantively comparable and not materially more onerous to comply with) and any regulations or official law, agreement or interpretations thereof in any jurisdiction implementing an intergovernmental approach thereto; or

(8)	in the case of any combination of the above listed items.

Except as specifically provided under this heading “—Payment of Additional Amounts,” the Issuer will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Priority

The notes will be unsecured general obligations of the Issuer and will rank equally with all other unsubordinated indebtedness of the Issuer from time to time outstanding.

The Guarantee will be an unsecured general obligation of the Parent, will rank equally with all of the Parent’s unsubordinated indebtedness and senior to all of the Parent’s subordinated indebtedness, and will be effectively junior to all of the Parent’s existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness of the Parent’s subsidiaries (secured or unsecured), other than the Issuer. As of April 2, 2023, the Parent had no secured indebtedness and approximately $30.1 billion of outstanding indebtedness. In addition, as of April 2, 2023, the Parent’s wholly-owned subsidiaries, other than the Issuer, had aggregate borrowings under lines of credit and outstanding debt securities of approximately $5.8 billion.

No Listing; Trading

The notes of each series are a new issue of securities with no established trading market. The notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Covenants

The indenture will contain a provision that restricts the ability of the Issuer and the Parent to consolidate with or merge into any other person or convey or transfer their respective properties and assets as an entirety or substantially as an entirety to any other person.

The indenture will contain a provision requiring that, prior to a Parent Assumption (as defined herein), the Issuer shall remain a wholly-owned subsidiary of the Parent (or any successor to the Parent under the covenant described “Description of Debt Securities of Pfizer Investment Enterprises Pte. Ltd.—Consolidation, Merger or Sale” in the accompanying prospectus) at all times and shall not have any asset or operations that would cause the Issuer to fail to qualify as a “finance subsidiary” (as such term is used in Regulation S-X Rule 13-01) of the Parent (or any such successor to the Parent).

The indenture will not restrict the ability to convey or transfer the properties and assets of the Issuer or the Parent other than as an entirety or substantially as an entirety to any other person. See “Description of Debt Securities of Pfizer Investment Enterprises Pte. Ltd.—Consolidation, Merger or Sale” in the accompanying prospectus. The indenture will not contain any other restrictive covenants, including those that would afford holders of the notes protection in the event of a highly-leveraged transaction involving the Parent, the Issuer or any of the Parent’s affiliates or other events involving the Parent or the Issuer that may adversely affect creditworthiness of the value of the notes. The indenture also will not contain any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures of the Parent or the Issuer. For example, in connection with the consummation of the Merger, the Issuer may issue commercial paper that is fully and unconditionally guaranteed by the Parent to finance a portion of the Consideration. The notes will not have the benefit of covenants that relate to subsidiary guarantees, liens and sale leaseback transactions that apply to certain other of our existing unsecured and unsubordinated notes.

Further Issuances

The Issuer may, without the consent of the holders of the notes of any series, issue additional notes of such series having the same priority in right of payment and the same interest rate, maturity and other terms as the notes (except for the issue date and the public offering price). Any additional notes having such similar terms, together with the notes of the applicable series, will constitute a single series of debt securities under the indenture. No additional notes of a series may be issued if an event of default has occurred with respect to the notes of such series. The Issuer will not issue any additional notes intended to form a single series with the notes unless such further notes will be fungible with all existing notes of such series for U.S. federal income tax purposes.

Optional Redemption; Redemption for Tax Reasons; No Sinking Fund

At its option, the Issuer may redeem the 2025 notes, in whole or in part, at any time or from time to time, prior to            , 2025 (the maturity date for the 2025 notes), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus             basis points less (b) interest accrued to, but excluding, the date of redemption, and

(2)	100% of the principal amount of the 2025 notes to be redeemed,

plus, in either case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

At its option, the Issuer may redeem the 2026 notes, in whole or in part, at any time or from time to time, prior to                ,    (        month prior to the maturity date for the 2026 Notes) (the “2026 Par Call Date”);

at its option, the Issuer may redeem the 2028 notes, in whole or in part, at any time or from time to time, prior to                ,    (        months prior to the maturity date for the 2028 Notes) (the “2028 Par Call Date”);

at its option, the Issuer may redeem the 2030 notes, in whole or in part, at any time or from time to time, prior to                ,    (        months prior to the maturity date for the 2030 Notes) (the “2030 Par Call Date”);

at its option, the Issuer may redeem the 2033 notes, in whole or in part, at any time or from time to time, prior to                ,    (        months prior to the maturity date for the 2033 Notes) (the “2033 Par Call Date”);

at its option, the Issuer may redeem the 2043 notes, in whole or in part, at any time or from time to time, prior to                ,    (        months prior to the maturity date for the 2043 Notes) (the “2043 Par Call Date”);

at its option, the Issuer may redeem the 2053 notes, in whole or in part, at any time or from time to time, prior to                ,    (        months prior to the maturity date for the 2053 Notes) (the “2053 Par Call Date”); and

at its option, the Issuer may redeem the 2063 notes, in whole or in part, at any time or from time to time, prior to                ,    (        months prior to the maturity date for the 2063 notes) (the “2063 Par Call Date” and, together with the 2026 Par Call Date, the 2028 Par Call Date, the 2030 Par Call Date, the 2033 Par Call Date, the 2043 Par Call Date and the 2053 Par Call Date, the “Par Call Dates” and each, a “Par Call Date”), in each case, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon (assuming such notes matured on the applicable Par Call Date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (i) basis points in the case of the 2026 notes, (ii) basis points in the case of the 2028 notes, (iii) basis points in the case of the 2030 notes, (iv) basis points in the case of the 2033 notes, (v) basis points in the case of the 2043 notes, (vi) basis points in the case of the 2053 notes and (vii) basis points in the case of the 2063 notes less (b) interest accrued to, but excluding, the date of redemption, and

(2)	100% of the principal amount of such notes to be redeemed,

plus, in either case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

On or after the applicable Par Call Date, the Issuer may redeem the notes of the applicable series, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs. The Trustee shall not be responsible for calculating the redemption price.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (or, in the case of the 2025 notes, the maturity date for the 2025 notes) (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the applicable Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the applicable Remaining Life – and shall interpolate to the applicable Par Call Date (or, in the case of the 2025 notes, the maturity date for the 2025 notes) on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the applicable Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the applicable Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 is no longer published, the Issuer shall calculate the applicable Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date (or, in the case of the 2025 notes, the maturity date for the 2025 notes), as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date (or, in the case of the 2025 notes, the maturity date for the 2025 notes) but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date (or, in the case of the 2025 notes, the maturity date for the 2025 notes), one with a maturity date preceding the applicable Par Call Date (or, in the case of the 2025 notes, the maturity date for the 2025 notes) and one with a maturity date following the applicable Par Call Date (or, in the case of the 2025 notes, the maturity date for the 2025 notes), the Issuer shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date (or, in the case of the 2025 notes, the maturity date for the 2025 notes). If there are two or more United States Treasury securities maturing on the appliable Par Call Date (or, in the case of the 2025 notes, the maturity date for the 2025 notes) or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the applicable Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the applicable redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, installments of interest on the notes of a series that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes for such series and the indenture. The redemption prices for the notes of each series will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the applicable series of notes to be redeemed. Subject to the following paragraph, once notice of redemption is delivered, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest applicable to such notes to, but excluding, the redemption date.

Any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at our discretion, the date of redemption may be delayed until such time (including more than 60 days after the notice of redemption was given) as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the date of redemption, or by the date of redemption as so delayed.

In the case of a partial redemption, selection of the notes for redemption will be made by lot. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

The notes are not entitled to the benefit of a sinking fund.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of Singapore (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, the Issuer becomes or, based upon a written opinion of independent tax counsel of recognized standing selected by the Issuer, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to any series of the notes, then the Issuer may at its option, having given not less than 10 nor more than 60 days prior notice to holders, redeem, in whole, but not in part, the applicable series of notes at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest (including any additional amounts) on such notes to, but excluding, the redemption date.

Special Mandatory Redemption

If (i) the Merger is not consummated on or before the later of (x) September 19, 2024 and (y) the date that is five business days after any later date to which Seagen and the Parent may agree to extend the “Outside Date” in the Merger Agreement (the “Special Mandatory Redemption End Date”) or (ii) the Issuer notifies the trustee under the indenture that we will not pursue consummation of the Merger (any such event, a “Special Mandatory Redemption Event”), then the Issuer will be required to redeem each series of the notes (the “Special Mandatory Redemption”) at a redemption price equal to 101% of the aggregate principal amount of such series of the notes, other than the 2063 notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined herein) (subject to the right of holders of such series of the notes of record on the relevant record date to receive interest due on an interest payment date falling prior to the Special Mandatory Redemption Date) (the “Special Mandatory Redemption Price”). Unless the Issuer defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the notes to be redeemed. In the event of a triggering of the Special Mandatory Redemption, and following completion of the Special Mandatory Redemption, the Parent will assume the obligations of the Issuer under the 2063 notes and will become the successor issuer of the 2063 notes, the Issuer will no longer be an obligor under the 2063 notes and the Guarantee with respect to the 2063 notes will be released in full. The assumption of the 2063 notes by the Parent shall be treated as a Parent Assumption for purposes of the indenture.

In the event that the Issuer becomes obligated to redeem the notes pursuant to the Special Mandatory Redemption, the Issuer will promptly, and in any event not more than 10 business days after the Special Mandatory Redemption Event, deliver notice to the trustee of the Special Mandatory Redemption and the date upon which the notes will be redeemed (the “Special Mandatory Redemption Date”), which date shall be no later than the tenth business day following the date of such notice unless some longer minimum period may be required by DTC (or any successor depositary), together with a notice of Special Mandatory Redemption for the trustee to deliver to each registered holder of notes. The trustee will then reasonably promptly mail or electronically deliver (or otherwise transmit in accordance with the depositary’s procedures) such notice of Special Mandatory Redemption to each registered holder of notes.

On or before the Special Mandatory Redemption Date, the Issuer will pay to a paying agent for payment to each holder of the notes of the applicable series the applicable Special Mandatory Redemption Price for such holder’s notes.

Failure to make the Special Mandatory Redemption, if required in accordance with the terms described above, will constitute an event of default with respect to the applicable series of the notes.

The proceeds from this offering will not be deposited into an escrow account pending completion of the Merger or any Special Mandatory Redemption, nor will the Issuer be required to grant any security interest or other lien on those proceeds to secure any redemption of the notes.

Upon the consummation of the Merger, the foregoing provisions regarding Special Mandatory Redemption will cease to apply. For the purposes of the foregoing, the Merger will be deemed consummated if the closing under the Merger Agreement occurs, including after giving effect to any amendments or modifications to the Merger Agreement or waivers thereunder acceptable to us.

For purposes of the foregoing discussion, the following definitions apply:

“Merger” means the proposed acquisition of Seagen by the Parent, pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated March 12, 2023, and as amended on May 12, 2023, by and among the Parent, Seagen and Aris Merger Sub, Inc., a wholly owned subsidiary of the Parent, as may be amended or modified or any provision thereof waived.

“Seagen” means Seagen Inc.

Substitution of the Parent as Issuer

The Parent has the right, at its option at any time, without the consent of any holders of any series of notes, to be substituted for, and assume the obligations of, the Issuer under each series of the notes that are then outstanding under the indenture if, immediately after giving effect to such substitution, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing (other than a default or event of default that would be cured by such substitution), provided that the Parent executes a supplemental indenture in which it agrees to be bound by the terms of each such series of notes and the indenture (the “Parent Assumption”). Upon such Parent Assumption, the covenant described under “—Payment of Additional Amounts” and the provision described under “—Redemption for Tax Reasons” will cease to apply. In the case of such Parent Assumption, (i) the Issuer will be relieved of any further obligations under the assumed series of notes and the indenture and (ii) the Parent will be released from all obligations under the Guarantee, but will instead become the primary (and sole) obligor under such notes and the related indenture provisions. Following such Parent Assumption, references herein and in the indenture to “the Issuer” shall be deemed to instead refer to the Parent. See “U.S. Federal Income Tax Considerations —Parent Assumption of the Notes” for discussion of possible tax considerations.

Book-Entry System

The Depository Trust Company (“DTC”), New York, New York, will act as securities depositary for the notes. Each series of notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global note certificates will be issued for each series of notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme, Luxembourg (“Clearstream Banking”). Investors may elect to hold interests in the notes through any of DTC, Euroclear or Clearstream Banking, if they are participants in these systems, or indirectly through organizations which are participants in these systems. Euroclear and Clearstream Banking hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which in turn hold the securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

Euroclear and Clearstream Banking have informed us that: Euroclear and Clearstream Banking each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream Banking provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream Banking also deal with domestic securities markets in several countries through established depositary and custodial relationships. Euroclear and Clearstream Banking have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

Euroclear and Clearstream Banking customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream Banking is available to other institutions, which clear through or maintain a custodial relationship with an account holder of either system.

DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of notes under the DTC system must be made by or through Direct Participants, which receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes except in the event that use of the book-entry system for the notes is discontinued. As a result, the ability of a person having a beneficial interest in the notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer notes evidenced by the global notes will be limited to such extent.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Beneficial Owners of notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults, and proposed amendments to the documents related to the notes. For example, Beneficial Owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices will be sent to DTC. If less than all of the notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, interest and premium, if any, on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Investors electing to hold their notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

Investors electing to hold their notes through Euroclear or Clearstream Banking accounts will follow the settlement procedures applicable to conventional eurobonds.

Secondary market sales of book-entry interests in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Settlement System. Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream Banking to purchasers of book-entry interests in the notes through Euroclear or Clearstream Banking will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream Banking and will be settled using the procedures applicable to conventional eurobonds.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, note certificates will be printed and delivered. See “Description of Debt Securities of Pfizer Investment Enterprises Pte. Ltd.—Global Securities” in the accompanying prospectus.

The Issuer and the Parent will not have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the notes.

The information in this section concerning DTC, Euroclear, Clearstream Banking and their book-entry systems has been obtained from sources that the Issuer and the Parent believe to be reliable. Neither the Issuer, the Parent, the trustee nor the underwriters, dealers or agents are responsible for the accuracy or completeness of this information.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to Non-U.S. Holders (as defined herein) with respect to an investment in the notes as of the date hereof. Unless otherwise noted, this summary deals only with notes that are held as capital assets within the meaning of the Code (generally property held for investment) by a holder that acquired the notes upon original issuance at their initial offering price.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s particular circumstances, or to certain types of holders subject to special treatment under U.S. federal income tax law (e.g., financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies, partnerships or other pass-through entities, expatriates or former long-term residents of the United States, persons subject to the alternative minimum tax, accrual basis taxpayers subject to special tax accounting rules pursuant to Section 451(b) of the Code, individual retirement accounts or other tax-deferred accounts, broker-dealers or other dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons holding notes as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, and tax-exempt organizations). Furthermore, this summary does not address other U.S. federal tax considerations (e.g., estate or gift tax or the Medicare tax on net investment income) or tax considerations arising under the tax laws of any state, locality or non-U.S. jurisdiction.

This discussion is based on the Code, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, which could alter the U.S. federal income tax considerations described below. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought on any of the issues discussed herein, and there can be no assurance that the IRS or a court will concur with the conclusions reached below.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of notes (as determined for U.S. federal income tax purposes), other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. A “U.S. Holder” is a beneficial owner of notes that is for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state or political subdivision thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) it is subject to the primary supervision of a court within the United States and one or more United States persons are authorized to control all of its substantial decisions or (b) it has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds notes, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and other entities or arrangements that are classified as partnerships for U.S. federal income tax purposes and persons holding notes through any such entity should consult an independent tax advisor as to the U.S. federal income tax considerations applicable to them.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT AN INDEPENDENT TAX ADVISOR AS TO THE U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND ANY OTHER TAX CONSIDERATIONS RELATED TO AN INVESTMENT IN THE NOTES.

Tax Treatment

The Issuer has filed an election to be disregarded as separate from its owner, Pfizer, for U.S. federal income tax purposes. Accordingly, holders of the notes generally will be treated for U.S. federal income tax purposes in the same manner as if they had held notes issued directly by Pfizer (e.g., interest on the notes will be treated as U.S.-source income for U.S. federal income tax purposes).

Interest

A Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on interest received on the notes, provided that such interest is not effectively connected with such holder’s conduct of a trade or business in the United States and such holder (i) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a controlled foreign corporation directly or indirectly related to us within the meaning of Section 881(c)(3)(C) of the Code, (iii) satisfies certain certification requirements under penalty of perjury as to its status as a Non-U.S. Holder (generally through the provision of a properly completed and executed IRS Form W-8BEN, W-8BEN-E or other applicable IRS form) and (iv) is not subject to withholding required pursuant to FATCA (discussed below).

Except as described in the preceding paragraph, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on interest received on the notes, unless such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States). A Non-U.S. Holder that is subject to U.S. federal income tax on interest under the rules described in the preceding sentence will not be subject to U.S. federal withholding tax on any such interest if the holder satisfies certain certification requirements under penalty of perjury (generally through the provision of a properly executed IRS Form W-8ECI). Interest that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) will be subject to U.S. federal income tax on a net basis. In addition, if the Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax at a rate of 30% (or lower treaty rate, if applicable) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments. A Non-U.S. Holder that does not qualify for an exemption from U.S. federal withholding tax under the rules described above will generally be subject to withholding at a rate of 30% (or lower treaty rate, if applicable) on interest received on the notes.

Sale, Exchange, Retirement or Other Disposition of the Notes

Gain realized by a Non-U.S. Holder on the sale, exchange, retirement, or other disposition of the notes (other than amounts that represent accrued but unpaid interest, which will be subject to the rules regarding interest described above) generally will not be subject to U.S. federal withholding tax. Such gain also generally will not be subject to U.S. federal income tax, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) or, in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) will be subject to U.S. federal income tax on a net basis. In addition, if the Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax at a rate of 30% (or lower treaty rate, if applicable) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If the Non-U.S. Holder is an individual that is present for 183 days or more during the taxable year in which gain is realized (and certain other conditions are met), the Non-U.S. Holder will generally be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed its capital losses allocable to U.S. sources.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on interest payable on notes held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payor will generally be required to provide to the IRS. Each prospective investor is urged to consult its tax advisor regarding the possible implications of these rules on an investment in the notes.

Parent Assumption of the Notes

As described in “Description of Notes—Special Mandatory Redemption” and “Description of Notes—Substitution of the Parent as Issuer,” the Parent has the right to assume the obligations of the Issuer, at its option, at any time and, in the case of a triggering of the Special Mandatory Redemption, and following completion of the Special Mandatory Redemption, the Parent is required to assume the obligations of the Issuer under the 2063 notes. The U.S. federal income tax treatment of such an assumption will generally depend on whether the assumption results in a “modification” of the terms of the notes that is “significant” within the meaning of applicable Treasury Regulations and, if the assumption does result in a “significant modification,” whether the deemed exchange qualifies as a “recapitalization” (within the meaning of the Code and applicable Treasury Regulations). The determination of whether a modification is “significant” is generally based on all the facts and circumstances. Although the matter is not free from doubt, the Parent anticipates and, to the extent required to take a position, intends to take the position that any such assumption will not result in a significant modification under these rules. However, each Non-U.S. Holder is urged to consult its tax advisor regarding the U.S. federal income tax considerations of any such assumption.

SINGAPORE TAX CONSIDERATIONS

The statements below are general in nature and are based on certain aspects of current tax laws in Singapore, the Singapore Budget Statement 2023 announced on February 14, 2023 (the relevant aspects of which have not been legislated as of the date of this prospectus supplement) and administrative guidelines and circulars issued by the IRAS and the Monetary Authority of Singapore (the “MAS”) in force as at the date of this prospectus supplement and are subject to any changes in such laws, administrative guidelines or circulars, or the interpretation of those laws, guidelines or circulars, occurring after such date, which changes could be made on a retroactive basis. These laws, guidelines and circulars are also subject to various interpretations and the relevant tax authorities or the courts could later disagree with the explanations or conclusions set out below. Neither these statements nor any other statements in this prospectus supplement are intended or are to be regarded as advice on the tax position of any holder of the notes or of any person acquiring, selling or otherwise dealing with the notes or on any tax implications arising from the acquisition, sale or other dealings in respect of the notes. The statements made herein do not purport to be a comprehensive or exhaustive description of all the tax considerations that may be relevant to a decision to subscribe for, purchase, own or dispose of the notes and do not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities or financial institutions in Singapore which have been granted the relevant Financial Sector Incentive(s) or hold a specified license) may be subject to special rules or tax rates. Prospective holders of the notes are advised to consult their own professional tax advisers as to the Singapore or other tax consequences of the acquisition, ownership of or disposal of the notes, including, in particular, the effect of any foreign, state or local tax laws to which they are subject. It is emphasized that none of the persons involved in this offering accepts responsibility for any tax effects or liabilities resulting from the subscription for, purchase, holding or disposal of the notes.

Interest and Other Payments

Subject to the following paragraphs, under Section 12(6) of the ITA, the following payments are deemed to be derived from Singapore:

(a)

any interest, commission, fee or any other payment in connection with any loan or indebtedness or with any arrangement, management, guarantee, or service relating to any loan or indebtedness which is (i) borne, directly or indirectly, by a person resident in Singapore or a permanent establishment in Singapore (except in respect of any business carried on outside Singapore through a permanent establishment outside Singapore or any immovable property situated outside Singapore) or (ii) deductible against any income accruing in or derived from Singapore; or

(b)	any income derived from loans where the funds provided by such loans are brought into or used in Singapore.

Such payments, where made to a person not known to the paying party to be a resident in Singapore for tax purposes, are generally subject to withholding tax in Singapore. The rate at which tax is to be withheld for such payments (other than those subject to the 15.0% final withholding tax described below) to non-resident persons (other than non-resident individuals) is currently 17.0%. The applicable rate for non-resident individuals is currently 24.0%, but may be reduced by applicable tax treaties. However, if the payment is derived by a person not resident in Singapore otherwise than from any trade, business, profession or vocation carried on or exercised by such person in Singapore and is not effectively connected with any permanent establishment in Singapore of that person, the payment is subject to a final withholding tax of 15.0%. The rate of 15.0% may be reduced by applicable tax treaties.

However, certain Singapore-sourced investment income derived by individuals from financial instruments is exempt from tax, including:

(a)	interest from debt securities derived on or after January 1, 2004;

(b)	discount income (not including discount income arising from secondary trading) from debt securities derived on or after February 17, 2006; and

(c)	prepayment fee, redemption premium and break cost from debt securities derived on or after February 15, 2007,

except where such income is derived through a partnership in Singapore or is derived from the carrying on of a trade, business or profession.

It was announced in the Singapore Budget Statement 2023 that the requirement that QDS have to be substantially arranged in Singapore will be rationalized, such that for all debt securities that are issued on or after February 15, 2023, such debt securities must be substantially arranged in Singapore by a financial institution holding a specified license (the “Relevant License Holder”), instead of a relevant Financial Sector Incentive Company (being, in the case of debt securities not issued under a programme, a Financial Sector Incentive (Standard Tier) Company, a Financial Sector Incentive (Bond Market) Company or a Financial Sector Incentive (Capital Market) Company, each as defined in the ITA). Based on engagements between the MAS and market participants, a Relevant License Holder is intended to mean an entity which:

(a)	is any bank or merchant bank licensed under the Banking Act 1970 of Singapore;

(b)	is any finance company licensed under the Finance Companies Act 1967 of Singapore; or

(c)	holds a capital markets services license under the Securities and Futures Act 2001 of Singapore for dealing in capital markets products – securities or advising on corporate finance.

The MAS will be providing further details by May 31, 2023.

On the basis that all the Joint Lead Managers (as defined herein) are Relevant License Holders and relevant Financial Sector Incentive Companies (being either a Financial Sector Incentive (Standard Tier) Company or a Financial Sector Incentive (Capital Market) Company each as defined in the ITA), the notes, to the extent they are issued as debt securities during the period from the date of this prospectus supplement to December 31, 2028 (such notes referred to as the “Relevant Notes”), would be QDS pursuant to the ITA and the MAS Circular FDD Cir 11/2018 entitled “Extension of Tax Concessions for Promoting the Debt Market” issued by the MAS on May 31, 2018, as extended and refined by the Singapore Budget Statement 2023, to which the following treatment shall apply:

(a)

subject to certain prescribed conditions having been fulfilled (including the furnishing by the Issuer, or such other person as the MAS may direct, to the MAS of a return on debt securities for the Relevant Notes in the prescribed format within such period as the MAS may specify and such other particulars in connection with the Relevant Notes as the MAS may require, and the inclusion by the Issuer in all offering documents relating to the Relevant Notes of a statement to the effect that where interest, discount income, prepayment fee, redemption premium or break cost from the Relevant Notes is derived by a person who is not resident in Singapore and who carries on any operation in Singapore through a permanent establishment in Singapore, the tax exemption for QDS shall not apply if the non-resident person acquires the Relevant Notes using the funds and profits of such person’s operations through the Singapore permanent establishment), interest, discount income (not including discount income arising from secondary trading), prepayment fee, redemption premium and break cost (collectively, the “Qualifying Income”) from the Relevant Notes derived by a holder who is not resident in Singapore and who (i) does not have any permanent establishment in Singapore or (ii) carries on any operation in Singapore through a permanent establishment in Singapore but the funds used by that person to acquire the Relevant Notes are not obtained from such person’s operation through a permanent establishment in Singapore, are exempt from Singapore tax;

(b)

subject to certain conditions having been fulfilled (including the furnishing by the Issuer, or such other person as the MAS may direct, to the MAS of a return on debt securities for the Relevant Notes in the prescribed format within such period as the MAS may specify and such other particulars in connection with the Relevant Notes as the MAS may require), Qualifying Income from the Relevant Notes derived by any company or body of persons (as defined in the ITA) in Singapore is subject to income tax at a concessionary rate of 10.0% (except for holders of the relevant Financial Sector Incentive(s) who may be taxed at different rates); and

(c)	subject to:

(i)

the Issuer including in all offering documents relating to the Relevant Notes a statement to the effect that any person whose interest, discount income, prepayment fee, redemption premium or break cost derived from the Relevant Notes is not exempt from tax shall include such income in a return of income made under the ITA; and

(ii)

the furnishing by the Issuer, or such other person as the MAS may direct, to the MAS of a return on debt securities for the Relevant Notes in the prescribed format within such period as the MAS may specify and such other particulars in connection with the Relevant Notes as the MAS may require, payments of Qualifying Income derived from the Relevant Notes are not subject to withholding of tax by the Issuer.

Notwithstanding the foregoing:

(a)

if during the primary launch of any tranche of the Relevant Notes, such tranche of the Relevant Notes is issued to fewer than four persons and 50.0% or more of the issue of such tranche of the Relevant Notes is beneficially held or funded, directly or indirectly, by related parties of the Issuer, such tranche of the Relevant Notes would not qualify as QDS unless otherwise approved by the Singapore Minister for Finance or an authorised body; and

(b)

even though a particular tranche of the Relevant Notes is QDS, if, at any time during the tenure of such tranche of the Relevant Notes, 50.0% or more of such tranche of the Relevant Notes which is outstanding at any time during the life of its issue is beneficially held or funded, directly or indirectly, by any related party(ies) of the Issuer, Qualifying Income derived from the Relevant Notes of such tranche held by:

(i)	any related party of the Issuer; or

(ii)	any other person where the funds used by such person to acquire the Relevant Notes of such tranche are obtained, directly or indirectly, from any related party of the Issuer,

shall not be eligible for the tax exemption or concessionary rate of tax as described above unless otherwise approved by the Singapore Minister for Finance or an authorised body.

The term “related party,” in relation to a person (A), means any other person (x) who, directly or indirectly, controls A; (y) who is being controlled, directly or indirectly, by A; or (z) who, together with A, is directly or indirectly under the control of a common person.

The terms “prepayment fee,” “redemption premium” and “break cost” are defined in the ITA as follows:

•

“prepayment fee,” in relation to debt securities and qualifying debt securities, means any fee payable by the issuer of the securities on the early redemption of the securities, the amount of which is determined by the terms of the issuance of the securities;

•

“redemption premium,” in relation to debt securities and qualifying debt securities, means any premium payable by the issuer of the securities on the redemption of the securities upon their maturity; and

•

“break cost,” in relation to debt securities and qualifying debt securities, means any fee payable by the issuer of the securities on the early redemption of the securities, the amount of which is determined by any loss or liability incurred by the holder of the securities in connection with such redemption.

References to “prepayment fee,” “redemption premium” and “break cost” in this Singapore tax disclosure have the same meaning as defined in the ITA, save that it was announced in the Singapore Budget Statement 2023 that the scope of Qualifying Income under the QDS scheme will be streamlined and clarified such that it includes all payments in relation to early redemption of QDS. The MAS will be providing further details by May 31, 2023.

Where interest, discount income, prepayment fee, redemption premium or break cost (i.e., the Qualifying Income) is derived from the Relevant Notes by any person who is not resident in Singapore and who carries on any operations in Singapore through a permanent establishment in Singapore, the tax exemption available for QDS under the ITA (as mentioned above) shall not apply if such person acquires such Relevant Notes using the funds and profits of such person’s operations through a permanent establishment in Singapore. Notwithstanding that the Issuer is permitted to make payments of Qualifying Income in respect of the Relevant Notes which qualify as QDS without deduction or withholding for tax under Section 45 or Section 45A of the ITA, any person whose interest, discount income, prepayment fee, redemption premium or break cost (i.e., the Qualifying Income) derived from the Relevant Notes is not exempt from tax is required to include such income in a return of income made under the ITA.

It was announced in the Singapore Budget Statement 2023 that the QDS scheme will be extended until December 31, 2028.

Capital Gains

Any gains considered to be in the nature of capital made from the sale of the notes will not be taxable in Singapore. However, any gains derived by any person from the sale of the notes which are gains from any trade, business, profession or vocation carried on by that person, if accruing in or derived from Singapore, may be taxable as such gains are considered revenue in nature.

Holders of the notes who apply or who are required to apply Singapore Financial Reporting Standard (“FRS”) 39, FRS 109 or Singapore Financial Reporting Standard (International) 9 (“SFRS(I) 9”) (as the case may be) may, for Singapore income tax purposes, be required to recognize gains or losses (not being gains or losses in the nature of capital) on the notes, irrespective of disposal, in accordance with FRS 39, FRS 109 or SFRS(I) 9 (as the case may be). Please see the section below on “Adoption of FRS 39, FRS 109 or SFRS(I) 9 for Singapore Income Tax Purposes.”

Adoption of FRS 39, FRS 109 or SFRS(I) 9 for Singapore Income Tax Purposes

Section 34A of the ITA provides for the tax treatment for financial instruments in accordance with FRS 39 (subject to certain exceptions and “opt-out” provisions) to taxpayers who are required to comply with FRS 39 for financial reporting purposes. The IRAS has also issued a circular entitled “Income Tax Implications Arising from the Adoption of FRS 39 – Financial Instruments: Recognition & Measurement.”

FRS 109 or SFRS(I) 9 (as the case may be) is mandatorily effective for annual periods beginning on or after January 1, 2018, replacing FRS 39. Section 34AA of the ITA requires taxpayers who comply or who are required to comply with FRS 109 or SFRS(I) 9 for financial reporting purposes to calculate their profit, loss or expense for Singapore income tax purposes in respect of financial instruments in accordance with FRS 109 or SFRS(I) 9 (as the case may be), subject to certain exceptions. The IRAS has also issued a circular entitled “Income Tax: Income Tax Treatment Arising from Adoption of FRS 109 – Financial Instruments.”

Holders of the notes who may be subject to the tax treatment under Sections 34A or 34AA of the ITA should consult their own accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding or disposal of the notes.

Estate Duty

Singapore estate duty has been abolished with respect to all deaths occurring on or after February 15, 2008.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement and related pricing agreement, each dated         , 2023, among the Issuer, the Parent and the underwriters in the table below, for whom Citigroup Global Markets Singapore Pte. Ltd., Merrill Lynch (Singapore) Pte. Ltd., Goldman Sachs (Singapore) Pte. and J.P. Morgan Securities Asia Private Limited are acting as joint lead managers (the “Joint Lead Managers”) and representatives, we have agreed to sell to each of the underwriters, and each such underwriter has severally, and not jointly, agreed to purchase from the Issuer, the aggregate principal amount of the notes set forth opposite its name below:

Underwriter	Principal Amount of 2025 Notes	Principal Amount of 2026 Notes	Principal Amount of 2028 Notes	Principal Amount of 2030 Notes	Principal Amount of 2033 Notes	Principal Amount of 2043 Notes	Principal Amount of 2053 Notes	Principal Amount of 2063 Notes
Citigroup Global Markets Singapore Pte. Ltd.	$	$	$	$	$	$	$	$
Merrill Lynch (Singapore) Pte. Ltd.
Goldman Sachs (Singapore) Pte.
J.P. Morgan Securities Asia Private Limited

Total	$	$	$	$	$	$	$	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at those public offering prices less concessions not in excess of                % of the principal amount of the 2025 notes,                % of the principal amount of the 2026 notes,                % of the principal amount of the 2028 notes,                % of the principal amount of the 2030 notes,                % of the principal amount of the 2033 notes,                % of the principal amount of the 2043 notes,                % of the principal amount of the 2053 notes and                % of the principal amount of the 2063 notes.

The underwriters may allow, and such dealers may reallow, concessions to certain other dealers not in excess of            % of the principal amount of the 2025 notes,                % of the principal amount of the 2026 notes,                % of the principal amount of the 2028 notes,                % of the principal amount of the 2030 notes,                % of the principal amount of the 2033 notes,                % of the principal amount of the 2043 notes,                % of the principal amount of the 2053 notes and                % of the principal amount of the 2063 notes. After the initial offering of the notes to the public, the representatives of the underwriters may change the public offering prices and concessions.

The underwriters may offer and sell notes through certain of their affiliates. If a jurisdiction requires that the offering be made by a licensed broker or dealer and the underwriter or any affiliate of the underwriter is a licensed broker or dealer in that jurisdiction, the offering should be deemed to be made by that underwriter or its affiliate on behalf of the Issuer in such jurisdiction.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Per 2025 note	%
Per 2026 note	%
Per 2028 note	%
Per 2030 note	%
Per 2033 note	%
Per 2043 note	%
Per 2053 note	%
Per 2063 note	%

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The Issuer expects that delivery of the notes will be made to investors on or about the date specified on the cover page of this prospectus supplement, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that would otherwise exist in the open market in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided, and in the future may provide, certain investment and commercial banking and financial advisory services from time to time for us and our affiliates in the ordinary course of business for which they have received, and in the future would receive, customary fees and commissions. In addition, certain of the underwriters and their affiliates may act as agents or lenders under our credit facilities and hold positions in our outstanding securities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours or our affiliates (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

There are no public trading markets for the notes, and the Issuer does not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after the consummation of the offering, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Prior to the offering, there have been no active trading markets for the notes. No assurance can be given as to the existence or the liquidity of any trading markets for the notes or that active public trading markets for the notes will develop. If active trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and certain other factors.

We estimate that our expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $            . The underwriters have agreed to reimburse us for certain of our expenses in connection with the offering.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4 (1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”), and the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus

Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”), and the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Pfizer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

(a)

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c)

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended). The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the MAS. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, 2001 of Singapore (the “SFA”) under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Notification under Section 309B(1) of the SFA—Solely for the purposes of its obligations pursuant to Section 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with, filed with or approved by, the Financial Supervisory Commission of Taiwan and/or other applicable competent authorities pursuant to Taiwan Securities and Exchange Act and relevant securities laws and regulations, and the notes may not be sold, issued or offered to sell within Taiwan through a public offering or in a circumstance which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan and relevant securities laws and regulations that require a registration, filing with or approval of the Financial Supervisory Commission of Taiwan and/or other competent authorities. No person or entity in Taiwan has been authorized to offer, sell, solicit to sell, give advice regarding or otherwise intermediate the offering and sale of the notes within Taiwan.

Notice to Prospective Investors in Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the notes may not be re-sold to South Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including, but not limited to, government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Notice to Prospective Investors in the United Arab Emirates (excluding the Dubai International Financial Centre)

Each underwriter has represented and agreed that the notes have not been and will not be offered, sold or publicly promoted or advertised by it in the United Arab Emirates (“UAE”) other than in compliance with any laws applicable in the UAE governing the issue, offering and sale of securities.

Dubai International Financial Centre

Each underwriter has represented and agreed that the notes are not intended to be offered and should not be offered to any person in the Dubai International Financial Centre unless such offer is:

(a)	an “Exempt Offer” in accordance with the Markets Rules (MKT) module of the Dubai Financial Services Authority (the “DFSA”) rulebook; and

(b)	made only to persons who meet the “Professional Client” criteria set out in Rule 2.3.3 of the DFSA Conduct of Business Module of the DFSA rulebook.

LEGAL MATTERS

Margaret M. Madden, the Parent’s Senior Vice President and Corporate Secretary, Chief Governance Counsel, will pass upon the validity of the notes. Ms. Madden beneficially owns, or has the right to acquire under the Parent’s employee benefit plans, an aggregate of less than 1% of the outstanding shares of the Parent’s common stock. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is also acting as legal counsel to the Parent and the Issuer in connection with this offering as to matters of U.S. federal and New York State law, and Drew & Napier LLC is acting as legal counsel to the Issuer and the Parent as to matters of Singapore law. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon various legal matters for the underwriters relating to the offering as to matters of U.S. federal and New York State law, and Linklaters Singapore Pte. Ltd. is acting as legal counsel to the underwriters as to matters of Singapore law.

EXPERTS

The consolidated financial statements of Pfizer and Subsidiary Companies as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Parent files annual, quarterly and special reports, proxy statements and other information with the SEC. The Parent’s SEC filings are available at the Internet website maintained by the SEC at http://www.sec.gov. The filings are also available on the Parent’s website at http://www.pfizer.com.

THIS PROSPECTUS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS SUPPLEMENT. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND ANY FREE WRITING PROSPECTUS THAT WE MAY PROVIDE YOU IN CONNECTION WITH THIS OFFERING. WE AND THE UNDERWRITERS TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained in this prospectus supplement, the accompanying prospectus or by information contained in documents filed with the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.

•	The Parent’s Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 23, 2023;

•	The Parent’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2023 filed on May 10, 2023;

•

Portions of the Parent’s Definitive Proxy Statement on Schedule 14A filed on March 16, 2023, that are incorporated by reference into Part III of the Parent’s Annual Report on Form 10-K for the year ended December 31, 2022; and

•	The Parent’s Current Reports on Form 8-K filed on February 21, 2023, March 13, 2023 (except with respect to Item 7.01), May 1, 2023 and May 15, 2023.

We also incorporate by reference any future filings made by the Parent with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the date all of the securities offered by this prospectus supplement are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this prospectus supplement. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Senior Vice President and Corporate Secretary

Pfizer Inc.

66 Hudson Boulevard East

New York, New York 10001

(212) 733-2323

The information contained on our website, our Facebook, You Tube and Linked In pages or our Twitter accounts does not, and shall not be deemed to, constitute a part of this prospectus supplement.

PROSPECTUS

PFIZER INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

PURCHASE UNITS

GUARANTEES

PFIZER INVESTMENT ENTERPRISES PTE. LTD.

DEBT SECURITIES

Pfizer Inc. (“Parent”) may from time to time offer to sell debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, purchase units or guarantees. Pfizer Investment Enterprises Pte. Ltd., a wholly-owned subsidiary of Parent (“Pfizer Singapore”), may from time to time offer to sell debt securities, which will be fully and unconditionally guaranteed by Parent. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement may also add to, update or change information contained in this prospectus. In addition, we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus.

In addition, selling securityholders to be named in a prospectus supplement may offer our securities from time to time. To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

You should read this prospectus, the supplements to this prospectus and any incorporated documents carefully before you invest in any of our securities. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

We may offer and sell securities to or through one or more underwriters, dealers and agents, or directly to purchasers. The names and compensation of any underwriters or agents involved in the sale of securities will be described in a supplement to this prospectus.

The common stock of Parent is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PFE.” If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

Investing in our securities involves risk. You should carefully consider the risk factors incorporated in this prospectus by reference and described under the heading “Risk Factors” beginning on page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 15, 2023.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we may provide you in connection with an offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus or any accompanying prospectus supplement, nor any sale of securities made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, any accompanying prospectus supplement or any free writing prospectus we may provide you in connection with an offering or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. You should assume that the information in this prospectus or any accompanying prospectus supplement, as well as the information incorporated by reference in this prospectus or any accompanying prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time in one or more offerings, and selling securityholders may offer such securities owned by them from time to time. You should carefully read this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities that may be offered by Parent, Pfizer Singapore and/or selling securityholders. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. If this prospectus is inconsistent with the prospectus supplement, you should rely upon the prospectus supplement. In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. For purposes of this prospectus, any reference to a prospectus supplement may also refer to a free writing prospectus unless the context requires otherwise.

References in this prospectus to “Pfizer,” the “Company,” “we,” “us” and “our” are to Pfizer Inc. and its consolidated subsidiaries, including Pfizer Investment Enterprises Pte. Ltd., unless otherwise stated or the context so requires. References to “Parent” in this prospectus are to Pfizer Inc., excluding its consolidated subsidiaries. References in this prospectus to “Pfizer Singapore” refer to Pfizer Investment Enterprises Pte. Ltd.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, as well as the information incorporated by reference in this prospectus or any accompanying prospectus supplement, may include forward-looking statements made within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve substantial risks and uncertainties and potentially inaccurate assumptions.

We have tried, wherever possible, to identify such statements by using words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning or by using future dates.

We include forward-looking information in our discussion of the following, among others topics:

•	our anticipated operating and financial performance, reorganizations, business plans, strategy and prospects;

•

expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data readouts, study starts, approvals, launches, clinical trial results and other developing data that become available, revenue contribution and projections, potential pricing and reimbursement, potential market dynamics and size, growth, performance, timing of exclusivity and potential benefits;

•	strategic reviews, capital allocation objectives, dividends and share repurchases;

•	plans for and prospects of our acquisitions, dispositions and other business development activities, and our ability to successfully capitalize on growth opportunities and prospects;

•	sales, expenses, interest rates, foreign exchange rates and the outcome of contingencies, such as legal proceedings;

•	expectations for impact of or changes to existing or new government regulations or laws;

•	our ability to anticipate and respond to macroeconomic, geopolitical, health and industry trends, pandemics, acts of war and other large-scale crises; and

•	manufacturing and product supply.

In particular, forward-looking information included or incorporated by reference in this prospectus includes statements relating to specific future actions, performance and effects, including, among others, the expected benefits of the organizational changes to our operations; our 2023 revenue expectations; our ongoing efforts to respond to COVID-19, including our plans and expectations regarding our COVID-19 products and any potential future vaccines or treatments; the forecasted revenue, demand, manufacturing and supply of our COVID-19 products, including expectations for commercial markets for certain of our COVID-19 products; our expectations regarding the impact of COVID-19 on our business; the expected impact of patent expiries and generic competition; the expectations for ongoing revenue streams from our COVID-19 products; the expected pricing pressures on our products and the anticipated impact to our business; the availability of raw materials for 2023; the benefits expected from our business development transactions, including our proposed acquisition of Seagen Inc.; our anticipated liquidity position; the anticipated costs and savings from certain of our initiatives, including our Transforming to a More Focused Company program; and our planned capital spending.

A list and description of risks, uncertainties and other matters can be found in Parent’s most recent Annual Report on Form 10-K, each of Parent’s subsequently filed Quarterly Reports on Form 10-Q, in each case, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Risk Factors,” in Parent’s Current Reports on Form 8-K, and in this prospectus and any accompanying prospectus supplement, in each case, including in the section thereof captioned “Risk Factors.” You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements, and you are cautioned not to put undue reliance on forward-looking statements.

WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY LAW OR BY THE RULES AND REGULATIONS OF THE SEC. YOU ARE ADVISED, HOWEVER, TO CONSULT ANY FURTHER DISCLOSURES WE MAKE ON RELATED SUBJECTS IN PARENT’S FORM 10-K, 10-Q AND 8-K REPORTS AND PARENT’S OTHER FILINGS WITH THE SEC.

INFORMATION ABOUT PFIZER INC.

Pfizer Inc. is a research-based, global biopharmaceutical company. We apply science and our global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide. We work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. We collaborate with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world.

We are committed to strategically capitalizing on growth opportunities, primarily by advancing our own product pipeline and maximizing the value of our existing products, but also through various business development activities. We view our business development activity as an enabler of our strategies and seek to generate growth by pursuing opportunities and transactions that have the potential to strengthen our business and our capabilities. We assess our business, assets and scientific capabilities/portfolio as part of our regular, ongoing portfolio review process and also continue to consider business development activities that will help advance our business strategy.

Pfizer Inc. was incorporated under the laws of the State of Delaware on June 2, 1942. Our principal executive offices are located at 66 Hudson Boulevard East, New York, New York 10001, and our telephone number is (212) 733-2323.

INFORMATION ABOUT PFIZER INVESTMENT ENTERPRISES PTE. LTD.

Pfizer Investment Enterprises Pte. Ltd. is a newly formed, wholly-owned subsidiary of Parent. Pfizer Singapore is not an active trading company, is a “finance subsidiary” (as such term is used in Regulation S-X Rule 13-01) and has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of any debt securities that Pfizer Singapore may issue in the future that are fully and unconditionally guaranteed by Parent. No historical information relating to Pfizer Singapore is presented or incorporated by reference into this prospectus. The historical consolidated financial information of Pfizer (i) as of December 31, 2022 and 2021, and for the fiscal years ended December 31, 2022, 2021 and 2020, is incorporated in this prospectus by reference to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and (ii) as of April 2, 2023, and for the three months ended April 2, 2023 and April 3, 2022, is incorporated in this prospectus by reference to Parent’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023. See “Where You Can Find More Information.”

Pfizer Investment Enterprises Pte. Ltd. is a private company limited by shares incorporated under the laws of the Republic of Singapore on April 24, 2023 and was assigned company registration number 202315648E. The registered office of Pfizer Singapore is located at 10 Collyer Quay, #10-01 Ocean Financial Centre, Singapore 049315.

RISK FACTORS

You should consider carefully the information under the headings “Risk Factors” in Parent’s Annual Report on Form 10-K for the year ended December 31, 2022, in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023, in any applicable prospectus supplement and any risk factors set forth in Parent’s other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including Parent’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, before making an investment decision. If known or unknown risks or uncertainties materialize, our business operations, financial condition, operating results (including components of our financial results), cash flows, prospects, reputation or credit ratings could be adversely affected now and in the future, potentially in a material way. See “Where You Can Find More Information.”

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the securities for general corporate purposes, including working capital, capital expenditures, payment of dividends, share repurchases, acquisitions and the refinancing of existing debt. We may use funds that are not immediately needed for these purposes to temporarily invest in short-term marketable securities. The use of any proceeds of debt securities issued by Pfizer Singapore will be subject to applicable Singapore law.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF DEBT SECURITIES OF PFIZER INC.

In this “Description of Debt Securities of Pfizer Inc.” section, references to the “Issuer” refer to Pfizer Inc. and its successors, as the issuer of debt securities that may be offered hereunder.

The Issuer may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, the Issuer’s debt securities will be issued in one or more series under an indenture, dated as of September 7, 2018 (the “Parent indenture”), between the Issuer and The Bank of New York Mellon, as trustee. The Parent indenture is filed as an exhibit to the registration statement of which this prospectus forms a part, and any supplemental indenture will be filed as an exhibit to a document incorporated by reference herein, in connection with the issuance of any new series of debt securities offered and sold hereunder. In this “Description of Debt Securities of Pfizer Inc.” section, we refer to the Parent indenture, as amended and supplemented by each supplemental indenture applicable to a series of debt securities issued thereunder and offered hereby, as an “indenture.” We urge you to read the Parent indenture and relevant supplemental indenture because these documents, and not the summary below, will define your rights as a holder of debt securities. Capitalized terms used in the summary have the meanings specified in the indenture. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in the Issuer’s debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that the Issuer may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the Issuer or the holders of the debt securities can select the payment currency;

•	the Issuer’s obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

The Issuer may issue the debt securities in one or more series with the same or various maturities, at par or a premium or with original issue discount. Unless we inform you otherwise in a prospectus supplement, the Issuer may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

Unless otherwise specified in an accompanying prospectus supplement, the debt securities will be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Consolidation, Merger or Sale

The Issuer has agreed not to consolidate with or merge into any other person or convey or transfer its properties and assets as an entirety or substantially as an entirety to any other person, unless:

(a)

the successor expressly assumes, by a supplemental indenture, the due and punctual payment of the principal of and any premium and/or any interest on all the debt securities of the Issuer issued under the indenture and the performance and observance of all of the covenants and conditions of the indenture that the Issuer would otherwise have to perform; and

(b)

the Issuer delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the indenture.

Upon any consolidation of the Issuer with, or merger of the Issuer into, any other person or any conveyance or transfer of the properties and assets of the Issuer as an entirety or substantially as an entirety in accordance with the foregoing requirements, the successor person will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture with the same effect as if such successor person were an original party to the indenture, and thereafter the Issuer shall be relieved of all obligations and covenants under the indenture and the debt securities.

Modification of Indenture

Under the indenture, the Issuer and the applicable trustee may supplement the indenture for certain purposes which would not adversely affect the interests of the holders of debt securities of a series in any material respect without the consent of those holders. Under the indenture, the rights of the holders may be modified through a supplemental indenture if the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification (voting as one class) consent to it. No modification of the maturity date, principal or interest payment terms or premium payable on redemption, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights, no modification reducing the percentage required for any such supplemental indenture or the percentage required for the waiver of compliance with certain provisions of the indenture or certain defaults, and no modification of the foregoing provisions or any other provisions relating to the waiver of past defaults or the waiver of certain covenants, is effective against any holder without its consent.

Events of Default

Each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

•	failure to make a principal or any premium payment on any debt security of such series when due;

•	failure to make any sinking fund payment for 60 days after payment was due by the terms of any debt security of such series;

•	failure to pay interest on any debt security of such series for 60 days after payment was due;

•	failure to perform any other covenant in the indenture and this failure continues for 90 days after receipt of written notice of such failure; or

•	the Issuer, or a court, take certain actions relating to the bankruptcy, insolvency or reorganization of the Issuer.

The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. The events of default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. A default under our other indebtedness will not be a default under the indenture for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of debt securities of any default (except for defaults that involve the Issuer’s failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or, if any of the securities of that series are original issue discount securities, such portion of the principal amount of such securities as specified in the terms thereof) plus accrued and unpaid interest on all debt securities of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for the payment of money due has been obtained by the trustee, the event of default giving rise to such declaration of acceleration shall, without further act, be deemed to have been rescinded and annulled, if:

•	the Issuer has paid or deposited with the trustee or paying agent a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•

the Issuer has cured or the holders have waived all events of default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.

We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default.

If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series affected thereby, by notice to the trustee, may waive any past event of default or its consequences under the indenture. However, an event of default cannot be waived without the consent of the holders of each outstanding security of the series affected with respect to any series of securities in the following two circumstances:

•	a failure to pay the principal of, and premium, if any, or interest on any security or in the payment of any sinking fund installment or analogous obligation; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee security or indemnity reasonably satisfactory to the trustee. Holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for such applicable series of debt securities.

The Issuer is required to deliver an annual officer’s certificate to the trustee stating whether it is in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and, if the Issuer is in default, specifying all such defaults and the nature and status thereof.

Payment and Transfer and Exchange

The Issuer will pay principal, interest and any premium on fully registered securities at the place or places designated by the Issuer for such purposes. The Issuer will make payment to the persons in whose names the debt securities are registered on the close of business on the record date for such interest. Any other payments will be made as set forth in the applicable prospectus supplement.

Holders may transfer or exchange fully registered securities at any office or agency maintained by the Issuer for such purposes, without the payment of any service charge except for any tax or governmental charge the Issuer is required to pay in connection with a transfer or exchange.

Upon surrender for registration of transfer of any security of any series in accordance with the terms of the indenture, the Issuer shall execute, and the trustee shall authenticate and deliver or make available for delivery, in the name of the designated transferee or transferees, one or more new securities of the same series, of any authorized denominations and of like tenor and aggregate principal amount.

If the securities of any series are to be redeemed, the Issuer is not required to:

•

register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day the Issuer transmits a notice of redemption of securities of the series selected for redemption and ending at the close of business on the day of the transmission; or

•	register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Defeasance

When we use the term defeasance, we mean discharge from some or all of the Issuer’s obligations under the indenture. Subject to certain additional conditions, if the Issuer irrevocably deposits with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at the Issuer’s option:

•	the Issuer will be discharged from its obligations with respect to the debt securities of such series; or

•	the Issuer will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to the Issuer.

To exercise the defeasance option, the Issuer must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent related to the defeasance have been complied with.

Concerning the Trustee

The trustee, The Bank of New York Mellon, has provided banking and investment services to us in the past and may do so in the future as a part of its regular business.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF DEBT SECURITIES OF PFIZER INVESTMENT ENTERPRISES PTE. LTD.

In this “Description of Debt Securities of Pfizer Investment Enterprises Pte. Ltd.” section, references to the “Issuer” refer to Pfizer Investment Enterprises Pte. Ltd. and its successors, as the issuer of debt securities that may be offered hereunder.

The Issuer may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security. Any debt securities of the Issuer that may be offered hereunder will be fully and unconditionally guaranteed by Pfizer Inc. (“Parent”). See “—Guarantee of Debt Securities.” The Issuer is a private company limited by shares incorporated under the laws of the Republic of Singapore in order to facilitate the offering of debt securities. The Issuer is not an active trading company, is a “finance subsidiary” (as such term is used in Regulation S-X Rule 13-01) and has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of any debt securities that the Issuer may issue in the future that are fully and unconditionally guaranteed by Parent.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, the Issuer’s debt securities will be issued in one or more series under an indenture (the “Pfizer Singapore indenture”) to be entered into among the Issuer, Parent and The Bank of New York Mellon, as trustee. A form of the Pfizer Singapore indenture is filed as an exhibit to the registration statement of which this prospectus forms a part, and any supplemental indenture will be filed as an exhibit to a document incorporated by reference herein, in connection with the issuance of any new series of debt securities offered and sold hereunder. In this “Description of Debt Securities of Pfizer Investment Enterprises Pte. Ltd.” section, we refer to the Pfizer Singapore indenture, as amended and supplemented by each supplemental indenture applicable to a series of debt securities issued thereunder and offered hereby, as an “indenture.” We urge you to read the Pfizer Singapore indenture and relevant supplemental indentures because these documents, and not the summary below, will define your rights as a holder of debt securities. Capitalized terms used in the summary will have the meanings specified in the indenture. The terms of the debt securities will include those that will be set forth in the indenture and those made a part of the indenture by the TIA. You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in the Issuer’s debt securities. The indenture will governed by the laws of the State of New York.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that the Issuer may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the Issuer or the holders of the debt securities can select the payment currency;

•	the Issuer’s obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

The Issuer may issue the debt securities in one or more series with the same or various maturities, at par or a premium or with original issue discount. Unless we inform you otherwise in a prospectus supplement, the Issuer may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, and general Singapore tax consequences applicable to any such series will be described in an accompanying prospectus supplement.

Unless otherwise specified in an accompanying prospectus supplement, the debt securities will be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantee of Debt Securities

Parent will unconditionally and irrevocably guarantee the payment of all of the Issuer’s obligations under each series of debt securities offered hereunder and all other amounts owed under the indenture pursuant to a guarantee (the “Guarantee”) to be included in the indenture. If the Issuer defaults in the payment of the principal of, or premium, if any, or interest on, such debt securities when and as the same shall become due, whether upon maturity, acceleration, or otherwise, or any other amounts owed under the indenture, without the necessity of action by the trustee or any holder of such debt securities, Parent shall be required promptly and fully to make such payment. Upon a Parent Assumption (as defined herein), Parent shall cease to Guarantee any of the debt securities.

Consolidation, Merger or Sale

The Issuer and Parent will not consolidate with or merge into any other person or convey or transfer the properties and assets of the Issuer or Parent, as the case maybe, as an entirety or substantially as an entirety, to any other person, unless:

(a)

in the case of the Issuer, the due and punctual payment of the principal of and any premium and/or any interest on all the debt securities of the Issuer issued under the indenture and the performance and observance of all of the covenants and conditions of the indenture that the Issuer would otherwise have to perform, or, in the case of Parent, the performance of the Guarantee of Parent and the performance and observance of all covenants and conditions of the indenture that Parent otherwise would have to perform, shall be expressly assumed, by a supplemental indenture, executed and delivered by the successor to the Issuer or Parent, as the case may be; and

(b)

the Issuer or Parent, as the case may be, delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the indenture.

Upon any consolidation of the Issuer or Parent, as the case may be, with, or merger of the Issuer or Parent, as the case may be, into, any other person or any conveyance or transfer of the properties and assets of the Issuer or Parent, as the case maybe, as an entirety or substantially as an entirety in accordance with the foregoing requirements, the successor person will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or Parent, as the case maybe, under the indenture with the same effect as if such successor person were an original party to the indenture, and thereafter the Issuer or Parent, as the case may be, shall be relieved of all obligations and covenants under the indenture and the debt securities.

Substitution of Parent as Issuer

Under the indenture, Parent will have the right, at its option at any time, without the consent of any holders of any series of debt securities, to be substituted for, and assume the obligations of, the Issuer under each series of debt securities that are then outstanding under the indenture if, immediately after giving effect to such substitution, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing (other than a default or event of default that would be cured by such substitution), provided that Parent executes a supplemental indenture in which it agrees to be bound by the terms of each such series of debt securities and the indenture (the “Parent Assumption”). In the case of such Parent Assumption, (i) the Issuer will be relieved of any further obligations under the assumed series of debt securities and the indenture and (ii) Parent will be released from all obligations under the Guarantee, and will instead become the primary (and sole) obligor under such debt securities and the related indenture provisions. Following such Parent Assumption, references herein and in the indenture to the “Issuer” shall be deemed to instead refer to Parent.

Issuer Assets and Operations

The indenture will contain a covenant requiring that, prior to a Parent Assumption, the Issuer shall remain a wholly-owned subsidiary of Parent (or any successor Parent under the covenant described under “—Consolidation, Merger or Sale”) at all times and shall not have any assets or operations that would cause the Issuer to fail to qualify as a “finance subsidiary” (as such term is used in Regulation S-X Rule 13-01) of Parent (or any such successor to Parent).

Modification of Indenture

Under the indenture, the Issuer, Parent and the applicable trustee may supplement the indenture for certain purposes which would not adversely affect the interests of the holders of debt securities of a series in any material respect without the consent of those holders. Under the indenture, the rights of the holders may be modified through a supplemental indenture if the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification (voting as one class) consent to it. No modification of the maturity date, principal or interest payment terms or premium payable on redemption, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights, no modification reducing the percentage required for any such supplemental indenture or the percentage required for the waiver of compliance with certain provisions of the indenture or certain defaults, no adverse change in or release of the Guarantee (other than in accordance with the terms of the indenture) and no modification of the foregoing provisions or any other provisions relating to the waiver of past defaults or the waiver of certain covenants, is effective against any holder without its consent.

Events of Default

Each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

•	failure to make a principal or any premium payment on any debt security of such series when due;

•	failure to make any sinking fund payment for 60 days after payment was due by the terms of any debt security of such series;

•	failure to pay interest on any debt security of such series for 60 days after payment was due;

•	failure to perform any other covenant in the indenture and this failure continues for 90 days after receipt of written notice of such failure;

•	the Issuer or Parent, or a court, take certain actions relating to the bankruptcy, insolvency or reorganization of the Issuer or Parent; or

•

the Guarantee ceases to be in full force and effect, other than in accordance with the terms of the indenture or Parent denies or disaffirms in writing its obligations under its Guarantee, other than in accordance with the terms thereof or upon release of the Guarantee in accordance with the indenture.

The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. The events of default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. A default under our other indebtedness will not be a default under the indenture for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of debt securities of any default (except for defaults that involve our failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or, if any of the securities of that series are original issue discount securities, such portion of the principal amount of such securities as specified in the terms thereof) plus accrued and unpaid interest on all debt securities of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for the payment of money due has been obtained by the trustee, the event of default giving rise to such declaration of acceleration shall, without further act, be deemed to have been rescinded and annulled, if:

•	the Issuer or Parent has paid or deposited with the trustee or paying agent a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•

the Issuer or Parent has cured or the holders have waived all events of default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.

We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default.

If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series affected thereby, by notice to the trustee, may waive any past event of default or its consequences under the indenture. However, an event of default cannot be waived without the consent of the holders of each outstanding security of the series affected with respect to any series of securities in the following two circumstances:

•	a failure to pay the principal of, and premium, if any, or interest on any security or in the payment of any sinking fund installment or analogous obligation; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee security or indemnity reasonably satisfactory to the trustee. Holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for such applicable series of debt securities.

The Issuer is required to deliver an annual officer’s certificate to the trustee stating whether it is in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and, if the Issuer is in default, specifying all such defaults and the nature and status thereof.

Payment and Transfer and Exchange

The Issuer will pay principal, interest and any premium on fully registered securities at the place or places designated by the Issuer for such purposes. The Issuer will make payment to the persons in whose names the debt securities are registered on the close of business on the record date for such interest. Any other payments will be made as set forth in the applicable prospectus supplement.

Holders may transfer or exchange fully registered securities at any office or agency maintained by the Issuer for such purposes, without the payment of any service charge except for any tax or governmental charge the Issuer is required to pay in connection with a transfer or exchange.

Upon surrender for registration of transfer of any security of any series in accordance with the terms of the indenture, the Issuer shall execute, and the trustee shall authenticate and deliver or make available for delivery, in the name of the designated transferee or transferees, one or more new securities of the same series, of any authorized denominations and of like tenor and aggregate principal amount.

If the securities of any series are to be redeemed, the Issuer is not required to:

•

register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day the Issuer transmits a notice of redemption of securities of the series selected for redemption and ending at the close of business on the day of the transmission; or

•	register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Defeasance

When we use the term defeasance, we mean discharge from some or all of the Issuer’s and Parent’s obligations under the indenture. Subject to certain additional conditions, if the Issuer irrevocably deposits, or causes to be deposited, with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at the Issuer’s option:

•	the Issuer and Parent will be discharged from their obligations with respect to the debt securities of such series; or

•

the Issuer and Parent will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to the Issuer or to Parent.

To exercise the defeasance option, the Issuer must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent related to the defeasance have been complied with.

Concerning the Trustee

The trustee, The Bank of New York Mellon, has provided banking and investment services to us in the past and may do so in the future as a part of its regular business.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

General

The following description of certain terms of Parent’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, Parent’s restated certificate of incorporation (the “Certificate of Incorporation”), Parent’s by-laws, as amended (the “By-Laws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). For more information on how you can obtain the Certificate of Incorporation and the By-Laws, see “Where You Can Find More Information.”

Common Stock

Under the Certificate of Incorporation, Parent is authorized to issue up to 12 billion shares of common stock, par value $0.05 per share. The common stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of Parent’s stock. Holders of shares of common stock have one vote per share in all elections of directors and on all other matters submitted to vote of Parent’s stockholders. The holders of common stock are entitled to receive dividends, if any, as and when may be declared from time to time by the Board of Directors of Parent out of funds legally available therefor. Upon liquidation, dissolution or winding up of Parent’s affairs, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in Parent’s net assets available for distribution to holders of common stock. The shares of common stock currently outstanding are fully paid and nonassessable. As of April 2, 2023, there were 5,644,763,433 shares of common stock issued and outstanding. The common stock is traded on the NYSE under the trading symbol “PFE.”

The prospectus supplement relating to any common stock being offered will include specific terms relating to the offering.

Preferred Stock

Under the Certificate of Incorporation, Parent is authorized to issue up to 27 million shares of preferred stock, without par value. The preferred stock may be issued in one or more series, and the Board of Directors of Parent is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock. As of April 2, 2023, there were no shares of preferred stock issued and outstanding.

The prospectus supplement relating to any preferred stock being offered will include specific terms relating to the offering.

Anti-takeover Effects of the Certificate of Incorporation, By-laws and Delaware Law

Certificate of Incorporation and By-laws. Various provisions contained in the Certificate of Incorporation and the By-laws could delay or discourage some transactions involving an actual or potential change in control of Parent or a change in Parent’s management and may limit the ability of Parent’s stockholders to remove current management or approve transactions that Parent’s stockholders may deem to be in their best interests. Among other things, these provisions:

•

limit the right of stockholders to call special meetings of stockholders to holders of at least 10% of the total number of shares of stock entitled to vote on the matter to be brought before the proposed special meeting;

•	authorize the Board of Directors of Parent to establish one or more series of preferred stock without stockholder approval;

•

authorize the Board of Directors of Parent to issue dividends in the form of stock purchase or similar rights, including rights that would have the effect of making an attempt to acquire us more costly;

•	grant to the Board of Directors of Parent, and not to the stockholders, the sole power to set the number of directors;

•

require that any action required or permitted to be taken by Parent’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing; and

•

subject to the rights of the holders of any one or more series of preferred stock then outstanding, allow Parent’s directors, and not its stockholders, to fill vacancies on the Board of Directors of Parent, including vacancies resulting from the removal of one or more directors or an increase in the number of directors constituting the whole Board of Directors of Parent.

Delaware Law. Parent is a Delaware corporation and consequently is also subject to certain anti-takeover provisions of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless (a) the interested stockholder attained such status with the approval of the corporation’s board of directors, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving the corporation and the “interested stockholder” and the sale of more than 10% of the corporation’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of the corporation’s outstanding voting stock, and any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by the Board of Directors of Parent, and, as a result, could discourage attempts to acquire us, which could depress the market price of our common stock.

DESCRIPTION OF OTHER SECURITIES

We will set forth, in the applicable prospectus supplement, a description of any warrants, depositary shares, purchase contracts, purchase units or guarantees (other than guarantees by Parent of debt securities issued by Pfizer Singapore) that may be offered pursuant to this prospectus.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each selling securityholder and the number of and type of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement. The applicable prospectus supplement also will disclose whether any of the selling securityholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

Parent, Pfizer Singapore and any selling securityholder may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	through agents;

•	on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

•	directly to one or more purchasers; or

•	through a combination of any of these methods.

In addition, Parent, Pfizer Singapore or any selling securityholder, may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

Parent, Pfizer Singapore and any selling securityholder may sell the securities offered by this prospectus at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation in a prospectus supplement.

LEGAL MATTERS

Margaret M. Madden, Parent’s Senior Vice President and Corporate Secretary, Chief Governance Counsel, will pass upon the validity of the securities for us. Ms. Madden beneficially owns, or has the right to acquire under our employee benefit plans, an aggregate of less than 1% of the outstanding shares of our common stock.

EXPERTS

The consolidated financial statements of Parent and subsidiary companies as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Parent files annual, quarterly and special reports, proxy statements and other information with the SEC. Parent’s SEC filings are available at the Internet website maintained by the SEC at http://www.sec.gov. The filings are also available on Parent’s website at http://www.pfizer.com.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.

•	Parent’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 23, 2023;

•	Parent’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2023, filed on May 10, 2023;

•

Portions of Parent’s Definitive Proxy Statement on Schedule 14A, filed on March 16, 2023, that are incorporated by reference into Part III of Parent’s Annual Report on Form 10-K for the year ended December 31, 2022;

•	Parent’s Current Reports on Form 8-K filed with the SEC on February 21, 2023, March, 13, 2023 (except with respect to Item 7.01), May 1, 2023 and May 15, 2023; and

•	The description of Parent’s common stock set forth in Exhibit 4.24 to Parent’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 23, 2023.

We also incorporate by reference any future filings made by Parent with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered by this prospectus are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this prospectus. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Senior Vice President and Corporate Secretary

Pfizer Inc.

66 Hudson Boulevard East,

New York, New York 10001-2192

(212) 733-2323

The information contained on our website, our Facebook, Youtube and LinkedIn Pages or our Twitter accounts does not, and shall not be deemed to, constitute a part of this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES AND SERVICE OF PROCESS

The Pfizer Singapore indenture and debt securities will be governed by New York law. Pfizer Singapore is a private company limited by shares incorporated under the laws of the Republic of Singapore and has no assets or operations, and will have no assets or operations, other than as related to the issuance, administration and repayment of any debt securities it may issue in the future that are fully and unconditionally guaranteed by Parent. In addition, some of Pfizer Singapore’s directors, and all or a substantial portion of the assets of Pfizer Singapore, are, or will be located, outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Pfizer Singapore or to enforce against Pfizer Singapore in United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. Pfizer Singapore has, however, agreed to appoint Parent to be its authorized agent for service of process with respect to actions based on offers and sales of debt securities made in the United States and other violations of United States securities laws.

There is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the federal securities laws of the United States would be recognized or enforceable in Singapore courts, and there is doubt as to whether Singapore courts would enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States. A final and conclusive judgment in the federal or state courts of the United States under which a fixed sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of Singapore under the common law.

Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against Pfizer Singapore and its directors. Singapore courts may not recognize or enforce judgments against Pfizer Singapore and its directors to the extent that the judgment is punitive or penal. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be determined by the Singapore courts to be or not be punitive or penal in nature. The Singapore courts also may not recognize or enforce a foreign judgment if the foreign judgment is inconsistent with a prior local judgment, contravenes public policy, or amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law.